LOAN, GUARANTEE FACILITY AND	/Ehlermann
CREDIT FACILITY AGREEMENT	Rindfleisch
Gadow Logo/
DATED    December 19  , 2008

12 A.H.T.S. Vessels
built by Fincantieri Cantieri Navali S.p.A.

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Lender, Mandated Lead Arranger and Agent

THE LENDERS
AS MORE CLOSELY DESCRIBED HEREIN
as lenders

and

THE TWELVE LIMITED PARTNERSHIPS
AS MORE CLOSELY DESCRIBED HEREIN
as jointly and severally liable Borrowers

THIS LOAN, GUARANTEE FACILITY AND CREDIT FACILITY AGREEMENT (THE “AGREEMENT”) IS MADE THIS 19 DAY OF December , 2008 between

(1)
NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of the Federal Republic of Germany, having its registered offices at Friedrichswall 10, 30159 Hannover, Germany, (sometimes “NORD/LB” or the “Mandated Lead Arranger” or the “Agent”, as the case may be), and

(2)	The Lenders set forth in Schedule 1 attached hereto (the “Lenders”)

on the one part,

and

(3)	ATL OFFSHORE GMBH & CO. MS “JUIST” KG, (the “Borrower 1”)

(4)	ATL OFFSHORE GMBH & CO. MS “NORDERNEY” KG, (the “Borrower 2”)

(5)	ATL OFFSHORE GMBH & CO. “ISLE OF BALTRUM” KG, (the “Borrower 3”)

(6)	ATL OFFSHORE GMBH & CO. “ISLE OF LANGEOOG” KG, (the “Borrower 4”)

(7)	ATL OFFSHORE GMBH & CO. “ISLE OF AMRUM” KG, (the “Borrower 5”)

(8)	ATL OFFSHORE GMBH & CO. “ISLE OF SYLT” KG, (the “Borrower 6”)

(9)	ATL OFFSHORE GMBH & CO. “ISLE OF WANGEROOGE” KG, (the “Borrower 7”)

(10)	ATL OFFSHORE GMBH & CO. “ISLE OF NEUWERK” KG, (the “Borrower 8”)

(11)	ATL OFFSHORE GMBH & CO. “ISLE OF USEDOM” KG, (the “Borrower 9”)

(12)	ATL OFFSHORE GMRH & CO. “ISLE OF FEHMARN” KG. (the “Borrower 10”)

(13)	ATL OFFSHORE GMBH & CO. “ISLE OF MEMMERT” KG, (the “Borrower 11”)

(14)	ATL OFFSHORE GMBH & CO. “ISLE OF MELLUM” KG, (the “Borrower 12”)

each of them a limited partnership incorporated and existing under the laws of the Federal Republic of Germany having its registered office at Neue Str. 24, 26789 Leer, Germany (collectively the “Borrowers”, and each one of them a “Borrower”), as jointly and severally liable borrowers on the other part.

PREAMBLE

I.
ATL OFFSHORE GMBH of Leer, Germany (the “General Partner”) has entered into ten (10) building contracts with FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Via Cipro, 11, 16129 Genoa, Italy (the “Builder”), pursuant to the terms of which it has ordered the construction and delivery of ten (10) A.H.T.S. newbuilding type Moss 424, 16,000 bhp, bearing the Builder’s hull nos. 6160, 6161, 6168, 6169, 6171, 6172, 6173, 6174, 6175 and 6176, respectively, as more closely described herein.

II.
The Borrower 3 has entered into one (1) building contract with the Builder, pursuant to the terms of which it has ordered the construction and delivery of one (1) A.H.T.S. newbuilding type Moss 424, 16,000 bhp, bearing the Builder’s hull no. 6162, as more closely described herein.

III.
The Borrower 4 has entered into one (1) building contract with the Builder, pursuant to the terms of which it has ordered the construction and delivery of one (1) A.H.T.S. newbuilding type Moss 424, 16,000 bhp, bearing the Builder’s hull no. 6163, as more closely described herein.

IV.
Pursuant to the terms and conditions of ten (10) deeds of assignment made or to be made, as the case may be, between the General Partner, the Builder and the Borrowers (1), (2) and (5)-(12), respectively, the General Partner has transferred or will transfer, as the case may be, the Building Contracts to and in favour of the Borrowers.

V.
Upon request of the Borrowers, the Lenders are ready under the terms and conditions of this Agreement, to grant to the Borrowers the loans and tranches as more closely described herein and in Schedule 2 attached hereto for the purposes of (i) assisting them in financing the acquisition cost of the newbuildings described in Recital I, (ii) issuing certain payment guarantees to the Builder and (iii) enabling them to postpone part of the repayment of the post-delivery loan to be granted hereunder, all as more closely described herein.

NOW THEREFORE the parties hereto agree as follows:

CONTENTS

1	DEFINITIONS	4
2	PURPOSE OF THE LOANS	17
3	DRAWDOWN OF THE TRANCHES	17
4	LENDERS’ PARTICIPATION AND LIABILITY, BORROWERS’ LIABILITY	18
5	AVAILABILITY	18
6	FEES AND COMMISSIONS	19
7	INTEREST	20
8	REPAYMENT	22
9	VOLUNTARY AND MANDATORY PREPAYMENT	24
10	PAYMENTS	25
11	SUBSTITUTE RATE AND SUBSTITUTE BASIS	27
12	SECURITY	29
13	INSURANCES	30
14	ENVIRONMENTAL MATTERS	33
15	CHANGE OF CIRCUMSTANCES	35
16	BASEL II	37
17	REPRESENTATIONS AND WARRANTIES	37
18	ASSET PROTECTION	41
19	UNDERTAKINGS	42
20	BAREBOAT REGISTRATION	48
21	ACCOUNTS	48
22	EVENTS OF DEFAULT	49
23	ASSIGNMENT, TRANSFER AND SYNDICATION	51
24	APPLICABLE LAW, JURISDICTION	53
25	JUDGEMENT CURRENCY	53
26	WAIVERS	53
27	INVALIDITY	53
28	SURVIVAL	54
29	EFFECTUATION	54
30	LANGUAGE	54
31	COSTS AND EXPENSES	54
32	NOTICES AND TIME	56
33	GENERAL CONDITIONS	57
34	EXHIBITS	57
35	COUNTERPARTS	57

SCHEDULES AND EXHIBITS		60

1	DEFINITIONS

1.1	The terms used in this Agreement shall be defined as follows:

Acknowledgement and Submission
The abstract acknowledgement of debt, including the deed of granting of hypothec, and the submission to immediate enforcement by the Borrowers in the form of Exhibit 6 attached hereto, securing the Outstanding Indebtedness

Agency and Security Pooling Agreement	The agency and security pooling agreement made or to be made between the Lenders, as the case may be

Agent	NORD/LB, when acting as sole agent of the Lenders

Assignments of the Building Contracts	The assignment by each Relevant Borrower to the Lenders of the Relevant Building Contract in the form of Exhibit 3 attached hereto.

Assignments of the Refund Guarantees	The assignment by each of the Relevant Borrower of the Relevant Refund Guarantee to the Lenders in the form of Exhibit 4 attached hereto.

Assured(s)
Any person or party other than the Borrowers which is from time to time shown in any insurance policy, insurance slip, cover note. certificate of entry or other insurance document whatsoever as an assured, co- assured or as a party that in whatever capacity may at any time have a right or claim in relation to the insurances of any of the Delivered Vessels

Banking Day	A day on which dealings in Euros are carried out in the relevant Interbank Market and on which banks are open for business in Frankfurt, Hannover, London and New York

Bareboat Charterer	The bareboat charterer of any of the Vessels, being in each single case a fully owned and controlled subsidiary of the Relevant Borrower

Borrower (1) - (12)	The limited partnerships as set out in Schedule 3 attached hereto

Borrowers	Collectively Borrower (1) - (12) and in the singular form any of them

Builder	FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Genoa, Italy

Building Contract (1) - (12)	The building contracts between the Builder and the General Partner, as set out in Schedule 3 attached hereto

Building Contracts	Collectively the Building Contract (1) - (12) and in the singular form any of them

Charter
A time charter contract concluded between any of the Borrowers as owner and the Charterer as charterer, providing (i) for a duration of not less than twelve (12) Months or an equivalent substitute as more closely described in Clause 19.3.1.3 and (ii) for a daily charter hire satisfactory to the Lenders, and furthermore being concluded on terms and conditions satisfactory to the Lenders

Charterer	Any well reputed charterer satisfactory to the Lenders

Classification Society	American Bureau of Shipping or any other first class classification society being a member to IACS and being accepted by the Agent

Commitment	The commitment of the Lenders to grant the Loans

Commitment Termination Date CF	The date falling on the fifteenth anniversary of the first Drawdown of any of the Tranches LT.

Commitment Termination Date CT	The date falling on the delivery of the last Vessel, or 30th September, 2010.

Commitment Termination Date LT	31st December, 2010.

Construction Price (1) - (12)	The construction price of the Relevant Vessel under the Relevant Building Contract as set out in Schedule 4 attached hereto

Construction Prices	Collectively Construction Price (1) - (12) and in the singular form any one of them

Construction Price Instalment 1.1 - 1.5 to 12.1 - 12.5	Any of the Construction Price Instalments as set out in Schedule 4 attached hereto as the same may be or have been amended and approved by the Agent

Construction Price Instalments	Collectively the Construction Price Instalments 1.1 - 1.5 to 12.1 - 12.5, or some of them, as the context may require, and in the singular form any one of them

Corporate Guarantee	The guarantee by the Corporate Guarantor in the form of a “Bürgschaft”, in the form of Exhibit 5 attached hereto

Corporate Guarantor	REEDEREI HARTMANN GMBH & CO. KG of Leer, Germany

Credit Facility	The post-delivery revolving credit facility of up to Euros eighty four million one hundred fourteen thousand (EUR 84,114, 000.00)

Deeds of Assignment
The deeds of assignment made or to be made, as the case may be, between the General Partner, the Builder and the Borrowers, pursuant to the terms of which the General Partner has transferred the Building Contracts to and in favour of the Borrowers

Default Rate	The rate of interest payable for overdue payments as stipulated in Clause 10.4

Delivered Vessels	The Vessels which have been delivered by the Builder to the Relevant Borrower, and in the singular form any one of them

Delivery Date (1)-(12)	The date on which the Relevant Vessel is expected to be delivered by the Builder to and accepted by the relevant Borrower, as set out in Schedule 4 attached hereto

Drawdown	The advance of any Loan or Tranche by the Lenders to the Borrowers hereunder

Drawdown Date	The date upon which any Drawdown is made hereunder

Earnings Accounts	The accounts opened and held with the Agent in the name of the Relevant Borrowers to which the Relevant Delivered Vessel’s Earnings shall be paid during the Security Period

Earnings
In relation to each of the Delivered Vessels, all moneys whatsoever due or to become due or for the account of the Borrowers at any time until the Outstanding Indebtedness has been repaid in full to Lenders arising out of the use of or operation of the Relevant Delivered Vessel including (but not limited to) all freight, hire and passage moneys resulting from the contracts, requisition compensation remuneration for salvage, towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of the Charter and any other charter party or other contract for the employment of the Relevant Delivered Vessel, or any claims against an employment pool for payment of the relevant pool participation, and all sums recoverable under the insurances in respect of the loss of income out of any employment of the Relevant Delivered Vessel and includes, if and whenever the Relevant Delivered Vessel is employed on terms whereby any or all such moneys as aforesaid are pooled or shared with any other person or entity, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Relevant Delivered Vessel

Equity Provider 1	SURESH CAPITAL MARITIME PARTNERS GERMANY GMBH, Leer, Germany

Equity Provider 2	The Corporate Guarantor or affiliated company acceptable to the Agent

Equity Provider 3	SURESH CAPITAL MARITIME PARTNERS I-B GERMANY GMBH, Leer, Germany

EUR	Euro or such other currency as shall be at the relevant time the legal tender for the payment of private and public debts in the states participating in the European Monetary Union

EURIBOR
The Interbank Offered Rate for EUR in Frankfurt, i.e. the rate per annum determined by the Agent (rounded up to the nearest sixteenth (1/16) of one percent) at which deposits in EUR are offered on a Quotation Date at or about 11.00 hours a.m. (Frankfurt time) in the European interbank market in sums equal to and for periods of time similar to the Interest Period agreed upon for the Loans to be funded,

(a) as published in Reuters Monitor Money Service on page “EURIBOR01” (or another page replacing EURIBOR01), or

(b) in case no such rate as mentioned under (a) is published, the rate at which the Lender, in accordance with its normal practice, is offered such deposits by first class banks in the European interbank market

Event of Default	Any event listed in Clause 22

Fair Market Value	The fair market value of the Relevant Delivered Vessel as determined in accordance with Clause 18.1 and 18.2

Financial Statements
The annual audited financial statements including the annual reports, balance sheets and profit and loss statements including cash flow statements, presenting the relevant company’s financial condition, audited by chartered accountants acceptable to the Lenders in accordance with generally accepted international accounting standards or accounting standards according to the German Commercial Code (Handelsgesetzbuch), consistently applied

Fixed Funding Costs	The Lenders’ costs of funding the Loan or any portion thereof in excess of the relevant reference rate such as EURIBOR, to be determined as more closely described in Clause 7.2

General Conditions
NORD/LB’s General Business Conditions in their German Version (“Allgemeine Geschäftsbedingungen”) and its General Loan Conditions (“Allgemeine Darlehensbedingungen”), together with English translations thereof, in the form attached hereto as Exhibit 18

General Partner	ATL OFFSHORE GMBH of Leer, Germany

Guarantees	Together the Corporate Guarantee and the SACE Guarantee

Guarantors	Together the Corporate Guarantor and SACE

Hypothec
The ship hypothec over the Delivered Vessels in the form of a fleet hypothec (“Gesamtschiffshypothek”) under the laws of the Federal Republic of Germany registered over the Vessels in the Lenders’ favour securing the Acknowledgement and Submission

Illicit Origin	Any origin which is illicit or fraudulent, including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud.

Insurances	The insurances to be taken out by the Relevant Borrowers for the Delivered Vessels

Insurance Value
The full market value of a Delivered Vessel as determined pursuant to Clause 18.1, however, not less than one hundred and twenty (120) percent of the Tranche(s) to be granted hereunder in connection with the Relevant Delivered Vessel, increased by the nominal value of any other lien or encumbrance over the Relevant Delivered Vessel having priority over the Lenders’ rights under the Hypothec

Interest Payment	The amount payable for interest at an Interest Payment Date

Interest Payment Date
The last day of an Interest Period or in the case of an Interest Period of more than six (6) Months’ duration, the date falling six (6) Months after the commencement of such Interest Period and the last day of such Interest Period

Interest Period
Periods of three (3), six (6), nine (9) or twelve (12) Months, which the Borrowers may select pursuant to Clause 7 or such other period as the Borrowers may request and the Agent may approve in respect of a Tranche, however, with the proviso that no more than six Interest Periods shall occur within any (12) Months period, the first such Interest Period commencing on the Relevant Drawdown Date of the Relevant Tranche or Loan and any further Interest Period on the expiry of any immediately preceding relevant Interest Period in respect of such Tranche or Loan

Interest Rate CT.A	The annual rate of interest which is conclusively certified by the Agent to be the aggregate of the EURIBOR, the Fixed Funding Costs and the Margin 1, as further stipulated in Clause 7

Interest Rate LT	The annual rate of interest which is conclusively certified by the Agent to be the aggregate of the EURIBOR, the Fixed Funding Costs and the Margin 1, as further stipulated in Clause 7

Interest Rate CF
The annual rate of interest which is conclusively certified by the Agent to be the (i) the EURIBOR increased by the Margin 2 for Interest Periods of three (3), six (6), nine (9) or twelve (12) Months or (ii) the Lenders’ funding costs as conclusively to be agreed and determined by the Lenders in each case and notified by the Agent increased by the Margin 2 in case of Interest Periods other than three (3), six (6), nine (9) or twelve (12) Months, as further stipulated in Clause 7

Interest Rates	Together the Interest Rate CT.A, the Interest Rate LT and the Interest Rate CF, and in the singular form any one of them

Internal Rating Class
NORD/LB’s internal rating of the financing transaction described in this Agreement as determined by the ‘Landesbanken Rating Tool for Ship Finance Transactions’ (as from time to time amended or modified)

Investment Costs	The aggregate sum of the Construction Prices and building supervision, financing, initial equipment and other costs, however, not more than Euro 560,824,000.00.

ISM Code	The International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation

Lenders	The Banks and Financial institutions set forth in Schedule 1 attached hereto

Letter of Undertaking and Indemnity	The letter of undertaking and indemnity to be provided by the Builder substantially in the form of Exhibit 19 hereto

Liability	Each of the Borrower’s liability as more closely defined in Clause 4.4

Loan Amount	The aggregate maximum loan amount of Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00)

Loan CT	The pre-delivery loan of up to Euros three hundred sixty three million (EUR 363,000,000.00), or any balance thereof outstanding from time to time

Loan CT.A	The portion of the Loan CT of up to Euros one hundred twenty three million (EUR 123,000,000.00) or any balance thereof outstanding from time to time

Loan CT.B	The portion of the Loan CT of up to Euros two hundred forty million (EUR 240,000,000.00) or any balance thereof outstanding from time to time

Loan LT
The post-delivery loan of up to the lesser of (i) Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00) or (ii) seventy five (75) percent of the Investment Costs, or any balance thereof outstanding from time to time

Loans	Together the Loan CT.A, the Loan LT and the Credit Facility, and in the singular form any one of them

Loss of Hire
The insurance of deprived income (charter hire, earnings, freight, profits, passage money) as a consequence of an insured peril under the hull & machinery or war risks insurance subject to ABS 1/10/83 Wording - Including War, the Norwegian Marine Insurance Plan of 1996 - Chapter 16, or other equivalent conditions as any of the aforesaid is updated and/or amended from time to time.

Manager	HARTMANN OFFSHORE GMBH, Leer, Germany, or any other first class, internationally well reputed manager accepted by the Agent

Manager’s Undertaking	The undertaking substantially in the form of Exhibit 15 attached hereto

Mandated Lead Arranger	NORD/LB, when acting as arranger of the Loans, the issuance of the Payment Guarantees and this Agreement

Margin 1	The margin of one point three seven five (1.375) per cent per annum, and upon new margins having been assessed and accepted as provided in Clause 16, such new margin

Margin 2	The margin of one point six (1.6) per cent per annum, and upon new margins having been assessed and accepted as provided in Clause 16, such new margin

Margins	Together the Margin 1 and the Margin 2

Margin Day	The day falling on the fifth anniversary of date this Agreement is executed, or, in case such day is no Banking Day, the then next Banking Day

Master Agreements
The master agreements, either (i) based on the ISDA 2002 Master Agreements in the Swap Bank’s standard form or (ii) being an instrument entitled ‘Rahmenvertrag für Finanztermingeschäfte’, made from time to time between a Swap Bank and the Borrowers or any of them for financial derivatives transactions, as the case may be, attached hereto, including the Transactions from time to time entered into thereunder

Material Adverse Effect	An effect being materially harmful on the Borrowers’ ability to repay the Loan LT

Month(s)
Period calculated from any specified day to and including the day numerically corresponding to such specified day (or, if such specified day is the last day or if there shall be no day numerically corresponding to such specified day, the last day) in the relevant subsequent calendar month

New Interest Date	The first day of an Interest Period

NORD/LB
NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of the Federal Republic of Germany, having its registered offices at Friedrichswall 10, 30159 Hannover, Germany

Obligor(s)	Collectively the Borrowers, the Corporate Guarantor and the Manager, and in the singular form any one of them, as the context may require

Ongoing Guarantee Fee	The ongoing guarantee fee as further described in the SACE Guarantee

Outstanding Indebtedness
The aggregate of all amounts that may from time to time become payable by the Borrowers to the Lenders, the Mandated Lead Arranger and/or the Agent and all other obligations of the Borrowers pursuant to the terms of this Agreement, the Master Agreements, the Security Documents and the claims of SACE pursuant to the Reimbursement Agreement

Payment Guarantees (5) - (12)
The payment guarantees to be issued by NORD/LB to and in favour of the Builder to secure the payment by the Relevant Borrower of the Construction Price Instalments (5.5), (6.5), (7.5), (8.5), (9.5), (10.5), (11.5) and (12.5)

Pool Agreement	The pool agreement made or to be made, as the case may be, between the Borrowers and the Pool Manager on terms and conditions acceptable to the Lenders

Pool Manager	United Offshore Support GmbH & Co. KG, Leer, Germany or any other pool manager of first class reputation being acceptable to the Lenders

Prohibited Payment
(a) any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of, any law of any Relevant Jurisdiction; or

(b) any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997

Quotation Date	The date two (2) Banking Days prior to the Relevant Drawdown Date or to the beginning of any Interest Period

Refund Guarantees	The refund guarantees to be granted by the Refund Guarantor in favour of the Borrowers under and in connection with the Building Contracts, and in the singular form any one of them

Refund Guarantor	A bank satisfactory to and accepted by the Lenders

Reimbursement Agreement	The reimbursement agreement between SACE, the Borrowers, the Agent and the Lenders as attached hereto substantially in the form of Exhibit 16

Relevant Borrower	Any of the Borrowers, as the context may require

Relevant Building Contract	Any of the Building Contracts, as the context may require

Relevant Commitment Termination Date	Any of the Commitment Termination Dates, as the context may require

Relevant Construction Price	Any of the Construction Prices, as the context may require

Relevant Construction Price Instalment	Any of the Construction Price Instalments, as the context may require

Relevant Delivered Vessel	Any of the Delivered Vessels, as the context may require

Relevant Earnings Account	Any of the Earnings Accounts, as the context may require

Relevant Guarantee	Any of the Guarantees, as the context may require

Relevant Guarantor	Any of the Guarantors, as the context may require

Relevant Fair Market Value	The Fair Market Value of any of the Delivered Vessels, as the context may require

Relevant Margin	Any of the Margins, as the context may require

Relevant Obligor	Any of the Obligors, as the context may require

Relevant Refund Guarantee	Any of the Refund Guarantees, as the context may require

Relevant Tranche	Any of the Tranches, as the context may require

Relevant Tranche CT	Any of the Tranches CT, as the context may require

Relevant Tranche LT	Any of the Tranches LT, as the context may require

Relevant Lender	Any of the Lenders, as the context may require

Relevant Vessel	Any of the Vessels, as the context may require

Relevant Vessel’s Facility Ratio	In respect of any Delivered Vessel on any date the amount determined in accordance with the following formula:

Relevant Fair Market Value * 100 Aggregate Fleet Value where: ‘Aggregate Fleet Value’ being the aggregate of the Fair Market Values of all Vessels

Repayment Dates	The dates on which the Repayment Instalments shall be payable as more closely set forth in Clause 8

Repayment Instalment	Any of the instalments described in Clause 8 hereof

SACE	SACE S.P.A. of Roma, Italy

SACE Guarantee	The financial guarantee by SACE to and in favour of the Lenders up to seventy (70) percent of the Loan LT

Security Documents	The documents to be executed pursuant to Clause 12 together with any other document from time to time executed as security for the Loan or any part thereof

Security Period
The period commencing on the first Drawdown Date and ending on the day on which all obligations of the Borrowers arising pursuant to the terms of this Agreement, the Security Documents and the Master Agreements have been paid and performed in full

Security Period CT
The period commencing on the first Drawdown Date of any of Tranches CT and ending on the day on which all obligations of the Borrowers arising pursuant to the terms of this Agreement and the Security Documents with respect to Tranches CT have been paid and performed in full

Security Period LT
The period commencing on the first Drawdown Date of any of Tranches LT and ending on the day on which all obligations of the Borrowers arising pursuant to the terms of this Agreement and the Security Documents with respect to Tranches LT have been paid and performed in full

Ships Registry	The register of sea-going vessels held with the lower court (Amtsgericht) of Emden, Germany

Swap Bank	Any Lender acting in its capacity as party to a Master Agreement and as party to any Transaction thereunder

Swap Exposure
Any and all claims of a Swap Bank arising in connection with a Master Agreement and any and all Transactions, including, but not limited to, the compensation claim of that Swap Bank, which would be payable by the Relevant Borrower(s) to that Swap Bank under Section 8 or Section 6, as applicable of the relevant Master Agreement, if an event of termination had occurred in relation to all Transactions

Taxes	Any tax, levies, duties, charges, fees, deductions and withholdings levied or imposed by any government or other taxing authority whatsoever other than taxes on the income of the Lenders

Total Loss
The actual or constructive or compromised or arranged or agreed total loss of any of the Vessels and the requisition for title or other compulsory acquisition of any of the Vessels other than requisition for hire; and the capture, seizure, arrest, restraint, detainment, detention or confiscation of any of the Vessels by any government or by a person acting or purporting to act on behalf of any government which is not released or discharged within ninety (90) days

Tranches	Collectively the Tranches CT and the Tranches LT

Tranches CF	Collectively the Tranches of the Credit Facility, as more closely set out in Schedule 4b attached hereto

Tranches CT	Collectively the Tranches of the Loan CT, as more closely set out in Schedule 4 attached hereto

Tranches LT	Collectively the Tranches of the Loan LT, as more closely set out in Schedule 4 attached hereto

Transaction
Any kind of interest or currency swap transaction or any other kind of derivative transaction and entered into between a Swap Bank and the Relevant Borrower(s) under a Master Agreement and governed by the Master Agreement

Transfer Certificate	The transfer certificate substantially in the form attached hereto as Exhibit 17

Vessel (1) - (12)	The vessels and the vessels under construction, respectively, as set out in Schedule 3 attached hereto

Vessels	Together the Vessels (1) - (12), and in the singular form any one of them.

1.2	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement and unless otherwise specified, all references to “Clauses” are to clauses of this Agreement.

1.3	Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa.

1.4	References to persons include corporate bodies and unincorporated bodies.

1.5	References to assets include property, rights and assets of every description.

1.6	References to any document are to be construed as references to such document as amended or supplemented from time to time.

1.7	References to any enactment include re-enactments, amendments and extensions thereof.

2	PURPOSE OF THE LOANS

The Loans and the Loan CT.B shall exclusively serve the following purposes hereunder and the Borrowers hereby undertake to the Lenders to make use of the Loans only for the purposes as stipulated following hereafter:

2.1	Loan CT.A. The Loan CT.A shall be made available to the Borrowers to assist them in financing part of certain Construction Price Instalments as more closely set out in Schedule 4 attached hereto.

2.2	Loan CT.B. The Loan CT.B shall be made available to the Borrowers to enable NORD/LB to issue the Payment Guarantees.

2.3	Loan LT. The Loan LT shall be made available upon delivery of each Vessel in Tranches LT.1 to LT.12 to the Borrowers to enable them

2.3.1
to repay those amounts due in connection with the repayment of the Loan CT.A, and in respect of Vessels (1) and (2) for the refinancing of the payment of the Construction Price Instalments 1.3, 1.4, 2.3 and 2.4, and

2.3.2	to pay to the Builder the Construction Price Instalments 1.5, 2.5, 3.5, 4.5, 5.5, 6.5, 7.5, 8.5, 9.5, 10.5, 11.5 and 12.5,

all as more closely set out in Schedule 4 attached hereto. However, in no event shall the Loan LT be in an amount in excess of seventy five (75) percent of the aggregate Investment Costs of all Vessels.

2.4
Credit Facility.  The Credit Facility shall be granted by the Lenders to the Borrowers to repay those amounts due in connection with the repayment of the Loan LT required to pay the balance between the twelve (12) years’ repayment profile compared to an fifteen (15) years’ repayment profile, as more closely set out in Schedule 4b attached hereto.

3	DRAWDOWN OF THE TRANCHES

3.1
Availability.  Upon satisfaction of the conditions set out in Clause 5, the Lenders shall make available to the Borrowers the Relevant Tranche during the period from the date hereof up to and including the Relevant Commitment Termination Date and at the times and in the manner herein set forth.

3.2	Loan CT.

3.2.1
The Loan CT.A shall be drawn in up to twenty four (24) Tranches CT.A, as more closely set out in Schedule 4 attached hereto during the period of time from the date hereof up to and including the Commitment Termination Date CT.

3.2.2	The Loan CT.B shall be made available in up to eight (8) Tranches CT.B.

3.3
Loan LT.  The Loan LT shall be drawn in up to twelve (12) Tranches LT, as more closely set out in Schedule 4 attached hereto during the period of time from the date hereof up to and including the Commitment Termination Date LT.

3.4
Credit Facility.  The Credit Facility shall be drawn in up to forty eight (48) quarterly tranches, as more closely set out in Schedule 4b attached hereto during the period of time commencing three (3) Months after the delivery of the first Vessel up to and including the Commitment Termination Date CF. In case a Drawdown of any of Tranches CF is not made upon the relevant date upon which it is supposed to be made, the relevant Lenders’ commitment with regard to Tranche CF shall be cancelled accordingly.

4	LENDERS’ PARTICIPATION AND LIABILITY, BORROWERS’ LIABILITY

4.1	Lenders Participation. Each Lender shall participate in the Loans with the maximum amounts and the percentages as set out next to its name in the Schedule 1 attached hereto.

4.2
Lenders’ Liability.  The liability of each Lender hereunder to advance the amount being the equivalent of its participation in the Loans is several and no Lender shall be responsible for any failure by any other Lender(s) to meet its/their obligations hereunder nor shall any such failure relieve the Borrowers or any other Lender of all or any of its obligations hereunder. The Lenders shall be joint and several creditors (Gesamtgläubiger) hereunder and they shall not have any joint assets of capital (Gesamthandsvermögen) pursuant hereto.

4.3
Joint and several Liability.  The Borrowers shall be jointly and severally liable (gesamtschuldnerisch) for any and all amounts that may from time to time be owed actually or contingently to the Lenders pursuant to or in connection with this Agreement, the Security Documents and the Master Agreements.

5	AVAILABILITY

5.1
Availability of Loans and Tranches.  Any of the Loans shall be made available and the Payment Guarantees shall be issued in accordance with Clauses 2, 3 and 4 and upon the Borrowers’ compliance with the terms and conditions as set out in this Clause 5.

5.2
Drawdown Notice, Guarantee Request.  Not less than (3) Banking Days prior to any Drawdown of any of Tranches CT.A, Tranches LT or Tranches CF, the Borrowers shall execute and deliver to the Agent a drawdown notice in the form of Exhibit 1 attached hereto. Not less than (3) Banking Days prior to the required issuance of a Payment Guarantee by NORD/LB, the Borrowers shall execute and deliver to the Agent a guarantee request notice in the form of Exhibit 2 attached hereto.

5.3
Conditions Precedent.  It is a condition precedent to any Drawdown or the issuance of any Payment Guarantee that prior to or at least simultaneously with the relevant Drawdown and the issuance of a Payment Guarantee

5.3.1	the representation and warranties contained in Clause 17 shall be true and correct;

5.3.2	none of the circumstances specified in Clause 11 is subsisting;

5.3.3	no Event of Default has occurred;

5.3.4	the following conditions shall be met to the satisfaction of the Agent:

5.3.4.1	the Agent has received payment of the fees and expenses specified in Clause 6 to the extent due and payable;

5.3.4.2	the Agent has received the documents and evidence as more closely stipulated in the list of conditions precedent attached hereto as Schedule 5.

6	FEES AND COMMISSIONS

6.1	Arrangement Fee. An arrangement fee of Euros three million (EUR 3,000,000.00) was due on 21st April, 2008 and is payable by the Borrowers to the Mandated Lead Arranger.

6.2
Commitment Fee.  The Borrowers shall pay to the Lenders a commitment fee being dependant on their Internal Rating Class and calculated on the Loan LT less amounts drawn from time to time hereunder or cancelled, with the following grid applying:

Internal Rating Class	Commitment Fee
1 or 2	0.20% p.a.
3 or 4	0.25% p.a.
5	0.30% p.a.
6	0.35% p.a.
7	0.40% p.a.
8	0.45% p.a.

The Agent shall notify the Borrowers in writing about the Internal Rating Class applying from time to time. Since the Internal Rating Class is generated automatically by the Agent’s computerized rating tool, it shall not be subject to any negotiation.

The commitment fee shall be payable semi-annually in arrears calculated on the undrawn amount of the Loan LT and on the actual number of days elapsed in a year on a 360-day basis and for the last time on the earlier of (i) the date of the final Drawdown, (ii) the Commitment Termination Date LT or (iii) the date on which the Commitment ceases for any other reason, and for the period of time commencing on 21st April, 2008 and ending on the earlier of (i) the date of the final Drawdown, (ii) the Commitment Termination Date LT or (iii) the date on which the Commitment ceases for any other reason.

6.3	Agency Fee. The Borrowers shall pay to the Agent an agency fee as follows:

6.3.1
During the Security Period CT: Euros ten thousand (EUR 10,000.00) per Vessel per annum, being due and payable quarter-annually at the end of each quarter, for the first time on 31st December, 2008, and for the last time on the Relevant Vessel’s delivery proportionally, and

6.3.2
During the Security Period LT: Euros five thousand (EUR 5,000.00) per Vessel per annum, being due and payable quarter-annually at the end of each quarter, for the first time at the end of the quarter following the Relevant Vessel’s delivery and for the last time proportionally upon the full repayment of all amounts due hereunder with regard to the Relevant Vessel.

6.4
Guarantee Commission.  The Borrowers shall pay to NORD/LB a guarantee commission of one point three seven five (1.375) percent per annum on all amounts made available under the Loan CT.B in the form of Payment Guarantees being issued, such guarantee commission being due and payable with regard to each Payment Guarantee quarter-annually in arrears and on the date the Payment Guarantee expires and no contingent liability of NORD/LB is occurred thereunder any longer.

7	INTEREST

7.1
Obligation to pay Interest.  The Borrowers hereby undertake to pay to the Lenders from the day the first Drawdown is made interest on the principal amount of the Loans outstanding from time to time and on any accrued and unpaid interest (both before and after judgement) (provided such interest on accrued and unpaid interest is allowed under applicable law) on the Loans at any time outstanding.

7.2
Fixed Funding Costs.  The amount of the Fixed Funding Costs will be notified by the Agent to the Borrowers latest within two (2) Banking Days prior to the first drawdown under this Loan Agreement. Following the Agent’s notification, the Borrowers shall advise the Agent in writing latest on the first Drawdown Date whether they agree to the amount of the Fixed Funding Costs. The Fixed Funding Costs shall be binding on the parties until the Margin Day. If the Borrowers notify the Agent that they do not agree to the amount of the Fixed Funding Costs, or do not notify the Agent within the time limit referred to above, this Loan Agreement shall be deemed terminated as of receipt by the Lender of the Borrowers’ notice or the expiry of the aforesaid time limit, as the case may be. As of the date of such termination, all respective rights and obligations of the parties shall be extinct.

7.3	Interest Rates. The Borrowers shall pay to the Lenders interest as follows:

7.3.1	with regard to Tranches CT.A: at the Interest Rate CT.A,

7.3.2	with regard to Tranches LT:

7.3.2.1	on the portion of the Tranche LT being secured by the SACE Guarantee at the interest rate being the aggregate of the EURIBOR and the Margin 1, and

7.3.2.2	on the portion of the Tranche LT being not secured by the SACE Guarantee at the Interest Rate LT;

7.3.3	with regard to Tranches CF: at the Interest Rate CF,

under the proviso, however, that the Interest Rates shall be re-negotiated and agreed on in good faith between the Agent and the Borrowers on the Margin Day. The Agent shall notify the Borrower in writing not later than fifteen (15) Banking Days in advance of the Margin Day about its intention to re-negotiate the Interest Rates for and on behalf of the Lenders.

Should the parties agree on new Interest Rates, these new interest rates shall apply as from the Margin Day. Should the parties fail to agree on an increase or decrease of the Interest Rates until two (2) Banking Days prior to the Margin Day, the Interest Rate shall continue to apply and the Lenders shall be entitled to terminate this Agreement and to demand from the Borrowers the repayment of the Outstanding Indebtedness within a period of two (2) Months as from the Margin Day.

7.4
Capitalization of Interest.  The interest accrued on Tranches CT.A shall be capitalized by utilization of Tranche CT.A and B up to the maximum amount of Euros one million (EUR 1,000,000.00) and such amounts shall be re-paid on the Drawdown of the corresponding Tranche LT or on the Delivery of the Relevant Vessel or on the final maturity dates as more closely set forth in the Schedule 4 attached hereto, whichever is the earlier. In case the amounts needed for the capitalization of interest as set forth herein exceed the amount of Euros one million (EUR 1,000,000.00) the Borrowers shall effectively pay the interest due on each Interest Payment Date to the Agent.

7.5	Notice of Interest Rates by Agent. As soon as practicable the Agent shall give the Borrowers notice of the Interest Rates being applicable from time to time.

7.6	Method of Calculating. Interest on the Relevant Tranche shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) days year.

7.7	Payment intervals. Interest shall always be due and payable in arrears on the Interest Payment Date, provided, however, that

7.7.1	in relation to any Repayment Instalment falling due during any Interest Period interest shall be paid on such Repayment Date or Repayment Dates occurring during such Interest Period;

7.7.2
if an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day, unless the result of such extension would be to carry such Interest Period over into another calendar Month, in which event such Interest Period shall end on the preceding Banking Day;

7.7.3
in the event the Borrowers shall fail to select the duration of any Interest Period, or the Lenders do not agree to a selection, in each case in accordance with Clause 7.7, the Borrowers shall be deemed to have selected a period of three (3) Months in respect thereof.

7.8
Duration of Interest Periods.  At least three (3) Banking Days prior to the commencement of each Interest Period the Borrowers shall notify the Agent in writing whether it requires the ensuing Interest Period to be of a duration of three (3), six (6), nine (9) or twelve (12) Months, with the proviso that no more than six (6) Interest Periods shall occur within any twelve (12) Month period.

If the Borrowers wish to have fixed an Interest Period other than three (3), six (6), nine (9) or twelve (12) Months they shall request so in writing at least six (6) Banking Days prior to the commencement of such Interest Period. The requested Interest Period shall be applicable if all the Lenders have expressly agreed to such Interest Period. It is in the Lenders’ sole discretion to agree to such requested Interest Period. The Agent shall inform the Borrowers of the Lenders’ decision without undue delay. In case the Lenders have not agreed to an Interest Period other than three (3), six (6), nine (9) or twelve (12) Months, the ensuing Interest Period shall have a duration of twelve (12) Months unless otherwise agreed upon.

Whenever pursuant to the provisions of Clause 8 hereof a Repayment Instalment will become due for payment during an Interest Period but otherwise than at the expiry thereof the Borrowers shall in respect of such instalment payment be deemed to have nominated an Interest Period of such duration so as to ensure that the same shall expire on the due date for payment by the Borrowers of such Repayment Instalment.

No Interest Period shall exceed the Margin Day by more than ninety (90) days.

7.9	Synchronization of Interest Periods. The Agent shall have the right to synchronize Interest Periods and the Borrowers shall fully co-operate with the Agent and the Lenders to this effect.

8	REPAYMENT

8.1	Tranches CT.A. The Borrowers shall repay the Tranches CT.A to the Lenders upon the Drawdown of the corresponding Tranches LT, however not later than on the following final maturity dates:

Tranche	Final Maturity Date
CT.A.1.1 + CT.A.1.2	30th December, 2008
CT.A.2.1 + CT.A.2.2	28th February, 2009
CT.A.3.1 + CT.A.3.2	30th September, 2009
CT.A.4.1 + CT.A.4.2	30th November, 2009
CT.A.5.1 + CT.A.5.2	30th December, 2009
CT.A.6.1 + CT.A.6.2	30th December, 2009
CT.A.7.1 + CT.A.7.2	31st October, 2009
CT.A.8.1 + CT.A.8.2	30th November, 2009
CT.A.9.1 + CT.A.9.2	28th February, 2010
CT.A.10.1 + CT.A.10.2	31st May, 2010
CT.A.11.1 + CT.A.11.2	31st March, 2010
CT.A.12.1 + CT.A.12.2	30th June, 2010

irrespective whether any of the Tranches LT have been drawn down on such final maturity dates, provided, however, that upon Borrowers written request the Agent may agree, such approval not to be unreasonably withheld, to an extension of the relevant final maturity date by up to one hundred twenty (120) days.

8.2
Tranches LT.  The Borrowers shall repay each of the Tranches LT to the Lenders by amortising each of the Tranches LT with quarterly repayments over a twelve (12) years repayment profile. The first quarterly repayment of each Tranche LT shall be made three (3) Months after the Drawdown thereof, provided, however, that in any event the repayment of the Tranches LT shall be fully amortised on the following final maturity dates:

Tranche	Final Maturity Date
LT.1	30th December, 2020
LT.2	28th February, 2021
LT.3	30th September, 2021
LT.4	30th November, 2021
LT.5	30th December, 2021
LT.6	30th December, 2021
LT.7	31st October, 2021
LT.8	30th November, 2021
LT.9	28th February, 2022
LT.10	31st May, 2022
LT.11	31st March, 2022
LT.12	30th June, 2022

provided, however, that upon Borrowers written request the Agent may agree, such approval not to be unreasonably withheld, to an extension of the relevant final maturity date by up to one hundred twenty (120) days, provided that in case of a requested extension beyond 30th June, 2022 the prior written consent of SACE is required.

8.3
Credit Facility.  The Borrowers shall repay the Credit Facility to the Lenders by amortising the Credit Facility with quarterly repayments over a three (3) years repayment profile. The first quarterly repayment shall be made three (3) Months after the final repayment on relevant Tranche LT, provided, however, that in any event the repayment of the Credit Facility shall be fully amortised on the following final maturity dates:

Tranche	Final Maturity Date
CF.1	30th December, 2023
CF.2	28th February, 2024
CF.3	30th September, 2024
CF.4	30th November, 2024
CF.5	30th December, 2024
CF.6	30th December, 2024
CF.7	31st October, 2024
CF.8	30th November, 2024
CF.9	28th February, 2025
CF.10	31st May, 2025
CF.11	31st March, 2025
CF.12	30th June, 2025

provided, however, that upon Borrowers written request the Agent may agree, such approval not to be unreasonably withheld, to an extension of the relevant final maturity date by up to one hundred twenty (120) days.

9	VOLUNTARY AND MANDATORY PREPAYMENT

9.1
Prepayment.  The Borrowers may prepay any of the Tranches in whole or in whole multiples of Euros two hundred fifty thousand (EUR 250,000.00). Any such prepayment shall only be permitted provided the Agent shall have received not less than ten (10) Banking Days prior to such date irrevocable written notice of the amount to be prepaid and of the Tranche to which such prepayment shall be applied.

9.2	No Re-Borrowing. Any sum prepaid may not be redrawn by the Borrowers. Any partial prepayment shall be applied in reduction of the Repayment Instalments in the inverse order of their maturity.

9.3	Prepayment Notice. Any notice of prepayment given by the Borrowers shall be irrevocable and the Borrowers shall be bound to prepay in accordance with such notice.

9.4
Mandatory Prepayment in case of Sale or Total Loss.  If any of the Vessels is sold or declared a Total Loss the Borrowers shall provide the Agent with an evaluation of the Fair Market Values of all Delivered Vessels and of the actual value of the Vessels under Construction, such evaluation being not older than three (3) Months and being prepared by a broker or expert accepted by the Agent, unless the Agent has evaluated the Vessels’ Fair Market Value and such evaluation is not older than three (3) Months.

In case of a sale or Total Loss of any of the Vessels the Borrowers shall make a mandatory prepayment in accordance with this Clause.

9.4.1
In case the sale or Total Loss of a Vessel occurs before all Vessels are delivered by the Builder to the Borrowers, the Borrowers shall prepay an amount equalling the amount outstanding under the Relevant Tranche(s) drawn in respect of such Vessel. Until the Borrowers have not prepaid such amount, the Lenders shall have the right to cancel the remaining Commitment in an amount equivalent to the prepayment due.

9.4.2
In case the sale or Total Loss of a Vessel occurs after the delivery of the last Vessel by the Builder, the Borrowers shall prepay an amount equalling the Relevant Vessel’s Facility Ratio of the Loan Amount.

9.4.3
In case of a Total Loss the prepayment shall be made upon receipt of the insurance proceeds in respect of the Total Loss, however not later than forty-five (45) days after the occurrence of the Total Loss, unless either an Event of Default has occurred or the Loans to Fair Market Values ratio requirements as set out in Clause 18.2 are not met in which case the prepayment shall be made within thirty (30) days after the Total Loss has been declared or upon receipt of the insurance proceeds in respect of the Total Loss, whichever is the earlier.

9.4.4	In the case of a sale of a Vessel the prepayment shall be made on or before the delivery of the Relevant Vessel to the purchasers.

9.5
Non Delivery of Vessel(s).  In case it becomes evident that a Vessel will not be delivered by the Builder to the Relevant Borrower, the Borrowers shall prepay to the Lenders the Relevant Tranche(s) granted with respect to that Vessel on the earlier of (i) the repayment of the proceeds by the Builder to the Relevant Borrower under the Relevant Building Contract and (ii) the payment by the Relevant Refund Guarantor under the Refund Guarantee, unless either an Event of Default has occurred or the Loans to Fair Market Values ratio requirements as set out in Clause 18.2 are not met in which case such prepayment shall take place at the next Interest Payment Date.

9.6
Breakage Costs. In case the Lenders receive an obligatory or voluntary prepayment for any reason whatsoever on a day other than the last day of the then current Interest Period relating to such amount, the Borrowers shall pay to the Lenders on request the amount required to compensate the Lenders in full for any loss, premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount prepaid.

9.7
Cancellation of Credit Facility.  Each of the parties hereto may cancel the Credit Facility in whole or in part with four (4) weeks prior written notice, provided however that the Lenders shall only be entitled to cancel the Credit Facility in good faith and after information of SACE. The Agent will refrain from a cancellation of the Credit Facility if a cancellation would have, in the Agent’s sole and absolute discretion, a Material Adverse Effect.

10	PAYMENTS

10.1
Payment to the Borrowers.  The Borrowers shall specify to the Agent at least three (3) Banking Days prior to each date on which a payment is to be made to the Borrowers hereunder the account to which such payment shall be made.

10.2
Payments by the Borrowers.  All payments to be made by the Borrowers under this Agreement or any of the Exhibits shall be made in freely transferable and convertible funds in the relevant currency in which the relevant Tranche is denominated by that time not later than 11.00 a.m. Hannover time on the date upon which the relevant payment is due to any of the Lenders, the Mandated Lead Arranger and/or the Agent to the account the Agent nominates by written notice to the Borrowers.

10.3
Payments on non Banking Days.  In the event that the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the next following Banking Day unless it would thereby fall in a new calendar Month in which event it shall be the immediately preceding Banking Day unless the Borrowers and the Lenders shall agree otherwise.

10.4
Default Interest.  In the event that any payment to be made hereunder by the Borrowers to the Agent is not received on the due date therefore, interest will be charged by the Agent from the due date until the date that payment is received at a rate which is equal to the aggregate of

10.4.1
One-week EURIBOR applying on the due date for payment and on each succeeding Banking Day until payment in full of the amount due is received by the Agent, provided that if the Agent determines that such default may be reasonably expected to continue unremedied for a period exceeding one (1) week then the Agent may require by notice to the Borrowers that the funding cost shall be determined by reference to the EURIBIR for periods of such duration (not exceeding three (3) Months) as the Agent may designate,

10.4.2	the Relevant Margin and

10.4.3	a default funding charge of two (2) per cent per annum.

Interest charged under this sub-clause shall be payable on demand and unless so paid shall be added to the defaulted amount at the end of each Month following the due date for payment of such amount. Nothing herein shall limit the right of the Lenders to claim from the Borrowers further compensation for damages suffered (Schadenersatz) as a result of the Borrowers having failed to pay any amount in respect of interest payable by them under this Agreement or any of the Security Documents on the due date for such payment. However, the Borrowers shall retain the right to prove that the damages suffered by the Lenders were less or that the Lenders have not suffered any damage.

10.5	No Set-Off by Borrowers. All payments to be made by the Borrowers hereunder shall be made without set-off or counterclaim.

10.6
Clear of Taxes.  All payments to be made by the Borrowers hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrowers are compelled by law to make payment subject to any such Taxes. In that event the Borrowers shall (i) pay to the Lenders such additional amounts as may be necessary to ensure that the Lenders receive a net amount equal to that which they would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Agent within ten (10) days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

10.7
Compensation of Lenders.  If any amount of principal is, for any reason whatsoever prepaid on a day other than the last day of the then current Interest Period relating to such amount the Borrowers shall pay to the Lenders on request such amount as may be necessary to compensate the Lenders for any loss or premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount prepaid.

10.8
Interest Calculation Method.  Interest and any other payments under this Clause of an annual nature shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

10.9
Priority of Payments, Waterfall.  All moneys (unless otherwise stipulated by this Agreement) received by the Lenders under this Agreement and the Security Documents shall be applied in the following order:

10.9.1	in satisfaction of all costs and expenses of the Mandated Lead Arranger then accrued hereunder and unpaid,

10.9.2	in satisfaction of all costs and expenses of the Agent then accrued hereunder and unpaid,

10.9.3
in satisfaction of all costs and expenses of the Lenders then accrued and unpaid, and all other amounts (other than specified under Sub-Articles 11.9.5 and 11.9.6) due and payable to them hereunder or under any of the Security Documents;

10.9.4	in satisfaction of any accrued interest then due on the Loans except for the Credit Facility;

10.9.5	in satisfaction of any principal of the Loans except for the Credit Facility then outstanding;

10.9.6	in satisfaction of any amounts outstanding under the Master Agreements;

10.9.7	in satisfaction of any accrued interest then due on the Credit Facility;

10.9.8	in satisfaction of any principal of the Credit Facility then outstanding;

10.9.9	in satisfaction of the Ongoing Guarantee Fee;

10.9.10	the balance (if any) will be released to the Borrowers.

10.10	Pro rata Application. If several of the claims mentioned above have the same ranking, the monies received shall be applied pro rata.

11	SUBSTITUTE RATE AND SUBSTITUTE BASIS

11.1
Change in Circumstances.  If at any time prior to the commencement of any Interest Period the Lenders shall have determined (which determination shall save in case of manifest error be conclusive and binding on the Borrowers) that:

11.1.1
by reason of circumstances affecting the Interbank Markets adequate and fair means do not exist for ascertaining the interbank rate applicable to the Loans or any part thereof during such Interest Period, or

11.1.2
deposits in an amount or amounts required for the Loans or the relevant part thereof for the duration of such Interest Period are not available to the Lenders in the Interbank Markets in sufficient amounts in the ordinary course of business, or

11.1.3
the cost of the Lenders for funding the Loans or any part thereof in the Interbank Markets would be higher than the aggregate of EURIBOR, and twenty five (25) percent of the Relevant Margin for the relevant Interest Period, the Agent in each case shall as soon as practicable give notice of such determination to the Borrowers and the provisions of the following paragraphs shall apply.

11.2
Substitute Rate.  In case no means exist for ascertaining the interbank rate as per Clause 11.1.1, the Agent, during a period of ten (10) Banking Days from the date of any such notice given pursuant to Clause 11.1, shall certify to the Borrowers (a) an alternative method of fixing the rate of interest (the “Substitute Rate”) which shall reflect (i) the cost to the Lenders of funding the Loans or any part thereof from the Interbank Markets or other sources, as the case may be, and (ii) the Relevant Margin, and (b) the cost of establishing alternative Interest Periods, if applicable. In establishing the Substitute Rate the Lenders shall have regard to reasonable wishes of the Borrowers and shall use to the extent it is reasonably possible its best efforts to reduce its costs of funding the Loans.

The Borrowers shall notify the Agent in writing within five (5) Banking Days of the receipt of such certificate from the Agent whether or not they accept such Substitute Rate. If the Borrowers so accept in writing, or do not notify the Agent whether or not they accept as aforesaid, such Substitute Rate shall apply in accordance with its terms. In case the Borrowers notify the Agent in writing that they do not accept such Substitute Rate, then the Borrowers and the Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on the Substitute Rate for determining the rate of interest. Should the Borrowers and the Agent not agree an the Substitute Rate, then the Borrowers shall prepay to the Lenders the Loans or any part thereof to which this Article applies on the next Interest Payment Date in the currency the Loans or any part thereof was funded together with interest thereon at the Interest Rate applicable to the immediately preceding Interest Period.

11.3
Review of Circumstances (Substitute Rate).  As long as the Substitute Rate applies, the Lenders, in consultation of the Agent with the Borrowers, shall in sufficient time prior to the end of any Interest Period review whether the circumstances are such that a interbank rate may again be determined.

11.4
Substitute Basis.  In case deposits in EUR are not available to the Lenders or any of them as per Clause 11.1.2 above, the Agent, during a period of ten (10) Banking Days from the date of any such notice pursuant to Clause 11.1, shall certify to the Borrowers an alternative basis (the “Substitute Basis”) for maintaining the Loans or any part thereof. Such Substitute Basis may include an alternative method of fixing the rate of interest (which shall reflect the cost to the Lenders of funding the Loans or any part thereof from other sources plus the Relevant Margin), alternative currencies for the Loans or any part thereof, and in establishing such Substitute Basis the Lenders shall have regard to the reasonable wishes of the Borrowers and shall use to the extent it is reasonably possible their best efforts to reduce its costs of funding the Loans.

The Borrowers shall notify the Agent in writing within five (5) Banking Days of receipt of such certificate from the Agent whether or not they accept such Substitute Basis. In case the Borrowers so accept, such Substitute Basis shall apply in accordance with its terms. In case the Borrowers do not accept or do not notify whether or not they accept as aforesaid, then the Borrowers and the Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on the Substitute Basis. Should the Borrowers and the Agent not agree on the Substitute Basis, then the Borrowers shall prepay to the Lenders the Loans or any part thereof to which this Clause applies on the next Interest Payment Date together with interest thereon at the Interest Rate applicable to the immediately preceding Interest Period.

11.5
Review of Circumstances (Substitute Basis).  As long as the Loans or any part thereof is maintained on the Substitute Basis, the Lenders, in consultation between the Agent with the Borrowers, shall in sufficient time prior to the end of any Interest Period review whether the circumstances are such that the Loans or the respective part thereof may be funded again in the London Interbank Market.

11.6
Necessary Amendments to Security Documents.  If a Substitute Rate or a Substitute Basis comes into effect or if the interbank rate as per Clause 11.1.1 or the Interbank Market again governs the Loans or any part thereof, both pursuant to the terms of this Clause, the Borrowers agree to execute, deliver, record and endorse at their own expense amendments to the Security Documents reflecting the same and such other documents as the Lenders shall reasonably request in order to maintain the validity of any of the Security Documents.

12	SECURITY

The Outstanding Indebtedness (including the Swap Exposure) shall be secured in accordance with this Clause.

12.1	General Rules applicable to this Clause and Security mentioned herein. It is hereby expressly agreed that:

12.1.1	the collateral listed herein shall serve as security for the Outstanding Indebtedness,

12.1.2
whenever reference is made in this Clause to an assignment of rights, this shall include, unless otherwise expressly stipulated, the execution of the notices related to such assignment and the Agent’s right to make use of such notices and to notify the debtor about the assignment at any time.

12.2	The Loan CT. The Loan CT shall be secured by:

12.2.1	the Assignments of the Building Contracts,

12.2.2	the Assignments of the Refund Guarantees,

12.2.3	the Corporate Guarantee.

12.3	The Loan LT. The Loan LT shall be secured with regard to each Delivered Vessel by:

12.3.1	the Acknowledgement and Submission and the Hypothec;

12.3.2	an assignment of the Relevant Vessel’s Insurances by the Relevant Borrower and the Bareboat Charterer, such assignment to be substantially in the form of Exhibit 7 attached hereto;

12.3.3	an assignment of the Relevant Vessel’s Insurances by the Assured(s) (if any), such assignment to be substantially in the form of Exhibit 8 attached hereto;

12.3.4	an assignment of the Relevant Vessel’s Earnings by the Relevant Borrower and the Bareboat Charterer, such assignment to be substantially in the form of Exhibit 9 attached hereto;

12.3.5	pledges of the Earnings Accounts, such pledges to be in the form of Exhibit 10 attached hereto;

12.3.6	the SACE Guarantee.

12.4
Credit Facility.  The Credit Facility shall be secured with regard to each Delivered Vessel by the collateral set forth in Clause 12.3.1 through to Clause 12.3.5, provided, however, that all moneys received by the Lenders under this Agreement and the Security Documents set forth in Clause 12.3.2 through to Clause 12.3.5 shall be applied only junior in rank to the indebtedness outstanding with regard to the Credit Facility, as set forth in Clause 10.9.

12.5
Swap Exposure.  During the entire Security Period the Swap Exposure shall be secured by the security listed in Clause 12 hereof, provided, however, that all moneys received by the Lenders under this Agreement and the Security Documents set forth in this Clause 12 shall be applied in accordance with Clause 10.9.

13	INSURANCES

13.1
Insurance Conditions.  The Borrowers (without prejudice to the terms of the assignments of insurances referred to in Clause 12) hereby agree that all the Insurances regarding the Delivered Vessels shall be taken out by first class international underwriters of recognized standing and assigned to the Lenders and further agree:

13.1.1
to insure and keep insured the Delivered Vessels in United States Dollar or such other currency as may be approved in writing by the Agent at the Borrowers’ own expense in the full Insurance Value but in no event for less than one hundred and twenty (120) percent of the total amount outstanding of the Relevant Tranche regarding the Relevant Vessel against fire, marine and other risks (including Excess Risks) and War Risks;

13.1.2
to enter the relevant Delivered Vessel in the name of the Relevant Borrower for its full value and tonnage in a protection and indemnity association approved by the Agent against all protection and indemnity risks with highest available limit of liability (except for the case of oil pollution which shall be covered to the highest limit for the type of the Delivered Vessel accepted by first class protection and indemnity associations);

13.1.3
to effect war risk insurance (hull and P&I), including cover in respect of vandalism, sabotage and malicious mischief as well as the London Blocking and Trapping Addendum, the war P&I cover having a separate limit for the same amounts insured under the war hull cover, and such additional Insurances and at such terms and such conditions as shall in the reasonable opinion of the Agent be necessary or advisable;

13.1.4
Loss of Hire to be taken out for a period of 14/180/180 days or another period approved by the Agent subject to ABS 1/10/83 Wording - including war, NMIP 1996 - Chapter 16, or equivalent conditions. Loss of Hire war can be taken out under separate basic war risks insurance. The Loss of Hire insurance shall contain an automatic renewal clause.

13.1.5
to effect the Insurances upon such terms as shall from time to time be approved in writing by the Agent and through such brokers (the “Approved Brokers”) and with such insurance companies, underwriters, war risks and protection and indemnity associations as shall from time to time be approved in writing by the Agent;

13.1.6
to procure that a Loss Payable Clause in the form attached as Exhibit 12 and being attached to the assignment of Insurances as per Exhibits 7 and 8 are included in all policies relative to the Insurances referred to in this Clause;

13.1.7
to renew the Insurances at least fourteen (14) days before the relevant policies or contracts expire and to procure that the Approved Brokers shall promptly confirm in writing to the Agent as and when each such renewal is effected;

13.1.8	punctually to pay all premiums, calls contributions or other sums payable in respect of the Insurances and to produce to the Agent all relevant receipts when so required by the Agent;

13.1.9	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or War Risks association;

13.1.10
to procure that the interest of the Agent or of the Lenders (as determined by the Agent) shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances aforesaid and to procure that the said slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued shall provide for fourteen (14) days prior written notice to be given to the Agent by the Approved Brokers in the event of cancellation of Insurances;

13.1.11
to procure that all such instruments of insurance as are referred to in Clause 13.1.10 hereinabove shall be deposited with the Agent or with the Approved Brokers and that such brokers shall provide the Agent with certified copies thereof and a letter or letters of undertaking in the form of Exhibit 13 or in another form acceptable to the Agent;

13.1.12
to procure that the protection and indemnity and/or war risks association wherein the Delivered Vessels are entered shall provide the Agent with a copy of the Certificate of Entry and a letter or letters of undertaking in such form as may be required by the Agent and in the case of the protection and indemnity association such letter of undertaking shall be in the form of Exhibit 14 or in another form acceptable to the Agent;

13.1.13
to promptly provide the Agent with full information regarding any casualty or other accident or damage to any of the Delivered Vessels involving an amount in excess of the lesser of (i) five (5) percent of the amount insured and (ii) Euros one million (EUR 1,000,000.00), or in consequence whereof any of the Delivered Vessels has become or may become a Total Loss;

13.1.14
not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit any of the Delivered Vessels to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering the relevant Delivered Vessel to the amount herein provided for with insurance satisfactory to the Agent for such voyage or the carriage of such cargo and (without limitation to the generality of the foregoing) in particular not to permit any of the Delivered Vessels to enter or trade to any zone which is declared a war zone by any Government or by the relevant Delivered Vessel’s War Risks Insurers unless the Borrowers have effected at their expense such special insurance as the Agent may require and the Agent has received sufficient evidence from the underwriters of the existence of such insurance cover;

13.1.15
to apply all amounts available in respect of the Insurances as are paid to the Borrowers to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received or to the reimbursement of the Borrowers or operators for monies expended by it/them for repair of the damage or loss;

13.1.16
that according to general principles of insurance law the Lenders shall be entitled to inform the Approved Broker through which the Insurances referred to in Clause 13.1 are effected about facts and/or circumstances which could be material for the decision to accept the risk of such Insurances and for the rate of premium;

13.1.17
ensure that, if any of the Delivered Vessels shall be insured under any form of fleet cover, there shall (unless otherwise agreed by the Agent) be contained in such letters of undertaking, inter alia, undertakings that the brokers, underwriters, association or club (as the case may be) will not set off claims relating to the relevant Delivered Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the relevant Delivered Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance; failing receipt of such undertaking, the Borrowers will instruct the brokers, underwriters, association or club concerned to issue a separate policy or certificate of entry for the Relevant Vessel in the sole name of the Relevant Borrower or its brokers as agents for the Relevant Borrower.

13.2	MII/MAP. The Agent for and on behalf of the Lenders shall be entitled to take out in its own name or in the name of the Lenders

13.2.1	a Mortgagee’s Interest insurance covering an amount at least equal to one hundred twenty percent (120%) of the Loan being outstanding at that time, and

13.2.2	an Additional Perils (Oil Pollution) insurance covering an amount at least equal to one hundred ten percent (110%) of the Loan being outstanding at that time.

Any cost arising from such insurances as mentioned in Sub-Clauses 13.2.1 and 14.2.2 shall be conclusively notified by the Agent to the Borrowers and shall be borne by the Borrowers.

13.3
US Waters.  Should the Delivered Vessels or any of them be operated by any of the Borrowers, any operator or charterer within US territory waters (200 miles zone) or should it be intended to enter any US harbour then the Borrowers are obliged to insure such Delivered Vessel against all risks as the Agent deems necessary by first class underwriters (e.g. maximum available additional oil pollution cover in excess of the oil pollution cover provided by the P&I Club, drug seizure etc.).

14	ENVIRONMENTAL MATTERS

14.1	Definitions. In this Clause

14.1.1	“Environmental Approval” means any approval, license, permit, exemption or authorisation required under any applicable Environmental Law; and

14.1.2	“Environmental Claim” means:

14.1.2.1	any claim by any governmental, juridical or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; and

14.1.2.2
any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident; whereby “claim” means a claim for damages, compensation or any other payment of any kind; an order or direction to take certain action or to desist from or suspend certain action, and any form of enforcement or regulatory action, including the arrest or attachment of any asset; and

14.1.3	“Environmental Incident” means:

14.1.3.1	any release or potential release of Environmentally Sensitive Material from any of the Delivered Vessels; and

14.1.3.2
any incident in which Environmentally Sensitive Material is released or threatened to be released from any of the Delivered Vessels and which involves a collision between any of the Delivered Vessels and another vessel or some incident of navigation or operation, in either case, in connection with which that Delivered Vessel is actually or potentially liable to be arrested and/or that Delivered Vessel or any of the Borrowers and/or any operator or the Manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; and

14.1.3.3
any other incident in which Environmentally Sensitive Material is released or threatened to be released otherwise than from any of the Delivered Vessels and in connection with which any of the Delivered Vessels is actually or potentially liable to be arrested and/or where any of the Borrowers and/or any operator or the Manager of that Delivered Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; and

14.1.4
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material; and

14.1.5
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any gas) which is (or is capable of being or becoming) polluting, toxic or hazardous, except for those materials for whose transport the vessels are dedicated and used for in the ordinary course of their business.

14.2	Borrowers’ Undertakings. The Borrowers will:

14.2.1
comply with all applicable Environmental Laws and will maintain in force and promptly obtain or renew all Environmental Approvals required to operate its business as from time to time conducted or reasonably anticipated to be conducted;

14.2.2	notify the Agent forthwith in writing upon:

14.2.2.1	any Environmental Claim being made against them and/or any operator or the Manager for the time being of any of the Delivered Vessels, or otherwise in connection with any of the Delivered Vessels; and

14.2.2.2	any Environmental Incident occurring;

14.2.3
keep the Agent advised in writing on such regular basis and in such detail(s) as the Agent shall require, of their response to any Environmental Claim made in connection with any of the Delivered Vessels or Environmental Incident;

14.2.4	to indemnify the Lenders against any losses and/or costs and/or taxes of whatsoever nature they might incur deriving from an Environmental Claim or an Environmental Incident.

15	CHANGE OF CIRCUMSTANCES

15.1	Compensation of Lenders. If

15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:

15.1.1.1
subjects the Lenders to any Taxes with respect to payments of principal or of interest on the Loans or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of the Lenders); or

15.1.1.2
changes the basis of taxation of payments to any of the Lenders of principal or of interest on the Loans or of any other amount payable hereunder (other than a change in the basis of taxation on the overall net income of the Relevant Lender); or

15.1.1.3
imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credits extended by any office of any of the Lenders, provided, however, that these occur or have consequences not earlier than (5) years after the first Drawdown; or

15.1.1.4
imposes on any of the Lenders any other condition affecting this Agreement, other than interest, the Commitment or the Loans or its funding provided, however, that these occur or have consequences not earlier than (5) years after the first Drawdown; or

15.1.1.5	any of the Lenders complies with any request, law, regulation or directive from any competent fiscal or monetary authority (whether or not having the force of law);

15.1.2	and as a result of any of the foregoing either directly or indirectly

15.1.2.1	the costs to the Lenders or any of them of making, funding or maintaining the Loans or of maintaining the Commitment are increased; or

15.1.2.2	the amount of principal or any other amount payable to the Lenders or any of them hereunder is reduced, other than interest; or

15.1.2.3	the Lenders or any of them make any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrowers hereunder;

then and in each case upon demand from time to time the Borrowers shall pay to the Lenders such amount as shall compensate the Lenders for such increased costs, reduction, payment or foregone interest or other return. If the Lenders are entitled to make a claim pursuant to this Clause, the Agent shall notify the Borrowers of the event by reason of which they are so entitled. The Agent shall submit to the Borrowers a letter setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated, in the absence of manifest error such letter shall be conclusive.

In such a case the Borrowers may prepay the Loans in accordance with Clause 9 together with all interest accrued thereon and all fees and other amounts (including amounts payable referred to above) owing to the Lenders hereunder, but without penalty.

15.2
Tax.  If any amount payable by the Borrowers hereunder whether in respect of principal, interest or otherwise is or becomes subject at any time to taxation in the Federal Republic of Germany or any other country, except for taxes on the overall income of the Lenders, the Borrowers will indemnify the Lenders of such amount in respect of such tax liability so that the Lenders receive or retain a net sum equal to the amount they would have received or retained had there been no such tax liability but if the Lenders shall be or become entitled to any tax credit or relief in respect of any such tax liability or deduction and if the Lenders in their sole determination actually receive a benefit from such tax credit or relief in their relevant country of domicile, incorporation or residence, the Lenders shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lenders such amount (which shall be conclusively certified by the Lenders) as shall ensure that the net amount actually retained by that recipient is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrowers shall indemnify the Lenders of any sum payable by the Borrowers under this Agreement against any liability for taxes in the Federal Republic of Germany or any other country, imposed on the Lenders by virtue of the negotiation, preparation or execution of this Agreement, and/or the Security Documents the performance of any duty or discharge of any liability hereunder and/or under the Security Documents or the receipt of any payment hereunder and/or under the Security Documents.

15.3
Change of Law.  Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lenders to make, fund or maintain the Loans, the Lenders may by written notice of the Agent to the Borrowers declare that the Lenders obligations hereunder shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Loans together with all interest accrued thereon and all fees and other amounts payable to the Lenders hereunder, provided, however, that no penalty shall be payable. The Lenders’ obligations and liabilities hereunder and its Commitment shall be cancelled on the giving of such Agent’s notice. In any such event, but without prejudice to the aforesaid liability of the Borrowers to prepay the Loans the Borrowers and the Lenders shall negotiate in good faith with a view to agreeing terms for making the Loans available from another jurisdiction, or funding the Loans from alternative sources, or otherwise restructuring the Loans on a basis which is lawful.

16	BASEL II

If the Lenders’ basis of calculation of the Loans under applicable Basel II regulations changes due to a change in any of the Obligors’ general financial position and/or rating, the Lenders may reassess the Margins in order to adopt the Margins to the new calculation basis and thus determine new margins (the “New Margins”), provided, however, that such adoption shall take effect not earlier than the Margin Day. The Agent shall notify the Borrowers about the New Margins in writing. The New Margins shall apply from the day the next Interest Period commences however not earlier than one (1) Month after the Borrowers having received the Agent’s notice to this effect.

Upon receipt of the Agent’s notice of New Margins representing an increase towards the then current Margins the Borrowers may prepay the Loans on the last Interest Payment Date immediately preceding the date on which the New Margin shall commence, provided that the Agent has received not less than fourteen (14) Business Days prior to such last Interest Payment Date the Borrowers’ written notice to this effect.

The Borrowers may make such prepayment without paying the Lenders any penalty but, as provided in Clause 9.6, the Borrowers shall reimburse the Lenders on demand for any breakage cost, proven out-of-pocket expenses and legal fees the Lenders incur due to such prepayment.

17	REPRESENTATIONS AND WARRANTIES

17.1
Borrowers Representation and Warranties.  The Borrowers hereby represent and warrant to and for the benefit of the Lenders that, as on the date hereof and on each Drawdown Date and on each Interest Payment Date and on each Repayment Date:

17.1.1	the Borrowers are limited partnerships duly organized and validly existing under the laws of the Federal Republic of Germany;

17.1.2
the Borrowers have the perpetual corporate existence and power to enter into this Agreement and each of the documents to which they are a party and to borrow and perform their obligations hereunder and thereunder and have taken all necessary corporate or other actions required to authorize the execution, delivery and performance of this Agreement and those of the documents to which they are a party;

17.1.3
the execution, delivery and performance of this Agreement and each of the documents to which any of the Borrowers is a party will not violate or exceed the powers granted to it by, or any provisions of (a) any law or regulation in any jurisdiction to which it is subject, (b) any order or decree of any governmental agency or court of or in any jurisdiction to which it is subject, (c) the constitutional documents, or (d) any mortgage, deed, contract or agreement to which it is a party or which is binding upon it or any of its assets;

17.1.4
no approval or consent from any governmental and quasi-governmental authorities is necessary under applicable law for the execution and delivery of this Agreement and any document and instrument delivered or to be delivered pursuant hereto and the mortgaging of the Vessels to the Lenders;

17.1.5
there are no actions, suits or proceedings pending or threatened against or affecting any of the Borrowers, its property at law or before any governmental authority which may affect the Borrowers’ solvency or ability to pay their debts or their ability to own the Delivered Vessels or affect a substantial part of any of the Borrowers property and none of the Borrowers is in default with respect to any order, writ, injunction, claim or demand of any court or any governmental authority;

17.1.6
this Agreement, the consummation of the transactions herein contemplated and the fulfillment of the terms hereof and the compliance by the Borrowers with all of the terms and conditions of this Agreement and all documents and instruments referred to herein and/or delivered pursuant hereto will not result in any breach by them of the terms, conditions or provisions of, or constitute a default under any indenture, bank loan or credit agreement or instrument to which any of the Borrowers is bound and will not result in the creation of any lien, charge or encumbrance (other than the Hypothec) upon any of the Borrower’s property or assets;

17.1.7
there are no material facts or circumstances which have not been disclosed to the Agent in writing which, if disclosed, might reasonably be expected to adversely affect the decision of a person considering whether to provide finance to the Borrowers;

17.1.8
in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities hereunder and/or under the Security Documents to which any of the Borrowers is a party, the Borrowers are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities, as from time to time amended);

17.1.9
this Agreement and each of the Security Documents constitute, or will constitute, when executed and delivered, and, in case of the Hypothec, when registered in the Ships Registry, legal, valid and binding obligations of the Borrowers, enforceable against them in accordance with their respective terms, subject to laws of bankruptcy, insolvency, liquidation or other laws affecting generally creditors’ rights;

17.1.10
the Borrowers have not failed to pay any material sum when due or to perform any material monetary obligation under the provisions of any agreement to which any of them is a party or by which any of them may be bound and no event has occurred and is continuing which entitles, or which with the giving of notice, lapse of time or other condition would entitle, the other party or parties to any such agreement to declare such indebtedness to be due and payable by the Borrowers or any of them;

17.1.11
the Borrowers are not in default in the performance of any material non-monetary obligation under the provisions of this Agreement or any other agreement to which any of them is a party or by which any of them may be bound and no event has occurred and is continuing which entitles, or which with the giving of notice, lapse of time or other condition would entitle, the other party or parties to terminate any such agreement; and

17.1.12
save as provided by applicable laws of bankruptcy, insolvency, liquidation or similar laws of general application, the obligations of the Borrowers under this Agreement rank and will rank at least pari passu in priority of payment, security and in all other respects with all non-preferred indebtedness of the Borrowers except with respect to maritime liens which according to applicable law rank prior to the Hypothec, and

17.1.13	the Borrowers have not incurred any financial indebtedness other than financial indebtedness disclosed to the Agent in writing, and

17.1.14	each of the Relevant Borrower’s sole business is the owning and operation of the Relevant Vessel and other than the Relevant Vessel it does not own other substantial assets, and

17.1.15	the financial information provided pursuant to Clause 19 hereof is complete, accurate and not misleading in all material respects, and

17.1.16
the Corporate Guarantor shall be and remain a limited partner (Kommanditist) of each of the Borrowers, such Corporate Guarantor or an affiliated company of the Corporate Guarantor, accepted by the Agent, holding at least twenty five (25) percent of each of the Borrower’s share capital, and

17.1.17
to the best of their knowledge, no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) any of it, any of their subsidiaries, their officers, directors or any other person acting on their behalf to, or for the benefit of, any authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any authority) in connection with this Loan Agreement or any Security Document, and

17.1.18
none of the sources of funds to be used by the Borrowers in connection with any payments to be made by the Borrowers or any of them under the Loan Agreement or any Security Document or its business are of Illicit Origin, and

17.1.19	the Loans will not be used to finance equipment or sectors under embargo decisions of the United Nations, the World Bank, the European Union or Italy.

17.2
Additional Representation and Warranties regarding Loan CT.  The Borrowers furthermore hereby represent and warrant to and for the benefit of the Lenders that, as on the date hereof and on each Drawdown Date and on each Interest Payment Date and on each Repayment Date until the full repayment of Loan CT:

17.2.1	the Corporate Guarantor is a company or corporation duly organized and validly existing and in good standing under the laws of its incorporation;

17.2.2
the Corporate Guarantor has the perpetual corporate existence and power to enter into the Corporate Guarantee and to perform its obligations thereunder and has taken all necessary corporate or other actions required to authorize the execution, delivery and performance of the Corporate Guarantee;

17.2.3
the execution, delivery and performance of the Corporate Guarantee will not violate or exceed the powers granted to the Corporate Guarantor by, or any provisions of (a) any law or regulation in any jurisdiction to which it is subject, (b) any order or decree of any governmental agency or court of or in any jurisdiction to which it is subject, (c) the constitutional documents, or (d) any mortgage, deed, contract or agreement to which it is a party or which is binding upon it or any of its assets and except as contemplated hereby and by the documents it is a party to will not cause any encumbrance to arise over or to attach to all or any part of its revenues or assets nor oblige it to create any such encumbrance;

17.2.4	no approval or consent from any governmental and quasi-governmental authorities is necessary under applicable law for the execution and delivery of the Corporate Guarantee;

17.2.5
according to the Borrowers’ records and best knowledge there are no actions, suits or proceedings pending or threatened against or affecting the Corporate Guarantor, its property at law or before any governmental authority which may affect the Corporate Guarantor’s solvency or ability to pay its debts or affect a substantial part of the Corporate Guarantor’s and according to the Borrowers’ records and best knowledge the Corporate Guarantor is not in default with respect to any order, writ, injunction, claim or demand of any court or any governmental authority;

17.2.6
the Corporate Guarantee, the consummation of the transactions therein contemplated and the fulfillment of the terms thereof and the compliance by the Corporate Guarantor with all of the terms and conditions of the Corporate Guarantee will not result in any breach by it of the terms, conditions or provisions of, or constitute a default under any indenture, bank loan or credit agreement or instrument to which the Corporate Guarantor is bound and will not result in the creation of any lien, charge or encumbrance upon any of the Corporate Guarantor’s property or assets;

17.2.7
there are no material facts or circumstances which have not been disclosed to the Agent in writing which, if disclosed, might reasonably be expected to adversely affect the decision of a person considering whether to provide finance to the Corporate Guarantor;

17.2.8
the Corporate Guarantee constitutes, or will constitute, when executed and delivered, legal, valid and binding obligations of the Corporate Guarantor, enforceable against it in accordance with its terms, subject to laws of bankruptcy, insolvency, liquidation or other laws affecting generally creditors’ rights.

18	ASSET PROTECTION

18.1
Evaluation.  The Borrowers covenant and undertake with the Lenders that they will from time to time annually upon request by the Agent, in any event not more than twice per year, cause the Fair Market Value of the Delivered Vessels to be valued in United States Dollars, Euros or British Pounds, such Fair Market Value being the arithmetic average of the valuations provided by one (1) internationally well reputed ship sale and purchase broker approved by the Agent, each such valuation to be made, unless the Agent requests otherwise, without physical inspection and on the basis of an arms-length transaction between willing buyer and willing seller without taking into account any charter party of the Delivered Vessels in force at the time of any such valuation and such broker being instructed to deliver to the Agent the aforesaid valuation in writing. All costs arising in connection with the obtaining of these valuations (including, but not limited to, the fees of the relevant broker and surveyor) shall be borne by the Borrowers.

18.2
Shortfall.  If the aggregate of the Fair Market Values assessed in accordance with Clause 18.1 at any time after the delivery of any or all Delivered Vessels shall be less than one hundred twenty (120) percent of the then outstanding balance of the Tranches LT, then and in such case within a period of thirty (30) days following receipt by the Borrowers of written notice from the Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall in the absence of manifest error be conclusive and binding upon the Borrowers) either furnish the Lenders with such additional security as shall be acceptable to the Lenders in their sole discretion for the purpose of remedying such deficiency in security or prepay to the Lenders (together with interest accrued thereon and any costs arising through such prepayment being made otherwise than at the end of an Interest Period) such part of the Tranches LT as shall be necessary to ensure compliance with the provisions of this Clause. Any additional security required as a result of the operation of this Clause is separate from and additional to any other security provided or to be provided under the other provisions of this Agreement and the Security Documents.

19	UNDERTAKINGS

19.1	Financial Covenants

19.1.1	Each of the Borrowers undertakes to the Lenders that during the Security Period it will

19.1.1.1	maintain the Relevant Earnings Account with the Agent;

19.1.1.2	have all Earnings of the Relevant Delivered Vessel paid into the Relevant Earnings Account.

19.1.2	The Borrowers undertake to the Lenders that during the Security Period they will:

19.1.2.1	not without the Agent’s prior written consent assume, guarantee or endorse or otherwise become or remain liable in connection with any obligation of any person, firm, company or other entity;

19.1.2.2	not without the Agent’s prior written consent authorize or accept any capital commitments exceeding Euros one million (EUR 1,000,000.00), in the single or in the aggregate, per Borrower;

19.1.2.3
not enter into any shareholder loans, inter company borrowings unless these are fully subordinated to the Borrowers’ obligations hereunder and under the Security Documents and on terms and conditions acceptable to the Lenders;

19.1.2.4
not create or permit to subsist any collateral over any of its assets with the exception of (i) suppliers’ collateral as common in trade or industry, such as reservation of title or subsequent assignment by way of security, and (ii) banking collateral as required by banks’ general business conditions, and (iii) the collateral created by the Security Documents; provided, however, that in case of the exceptions described in (i) and (ii) above the Borrowers shall secure that the Lenders participate before or at the same time and in the same rank in this collateral or providing the Lenders with equal collateral (Pari Passu),

19.1.2.5	pay dividends only in case

19.1.2.5.1	the payment of the Delivered Vessels’ running cost and of all amounts due and payable under this Agreement over the next twelve (12) Months is secured, and

19.1.2.5.2	no Event of Default has occurred and is continuing,

19.1.2.6
immediately pay the entire Ongoing Guarantee Fee to the Agent not being allowed to have such a fee divided in subsequent instalments) as soon as a cancellation of the Loan LT and/or the declaration of the Loan LT to be immediately due and payable as per Clause 22 occurs.

19.2	Covenants related to the Vessels under Construction

The Borrowers undertake to the Lenders that during the construction process of the Vessels they will

19.2.1
deliver to the Agent upon request copies of the reports of the construction supervision team of the Borrowers informing about the construction progress and the technical condition of each of the Vessels under construction;

19.2.2	ensure that the Agent and/or its agents are permitted to inspect the Vessels under construction at all reasonable times, whereby the costs of these inspections shall be borne by the Borrowers.

19.3	Covenants related to the Delivered Vessels

19.3.1	The Borrowers undertake to the Lenders that during the Security Period they will

19.3.1.1	have the Delivered Vessels registered in the Ships Registry and fly the German flag or any other flag acceptable to the Agent;

19.3.1.2
procure that at least two (2) of the first four (4) Delivered Vessels be employed under a time charter of a minimum duration of twelve (12) Months (or equivalent substitute satisfactory to the Lenders, such as a cash deposit to be opened and maintained by the Borrowers with the Agent and to be pledged to the Lenders, with an amount to cover operating expenses and financing cost under this Agreement for 12 months), at a charter hire in a sufficient amount to cover operating expenses and financing costs under this Agreement and furthermore on terms and conditions acceptable to the Lenders;

19.3.1.3	present a pool concept for the Vessels’ employment to the full satisfaction of the Lenders;

19.3.1.4
cause at least four (4) of the Delivered Vessels after the delivery of the last Vessel to be employed under the Charters or any other contract of employment on terms and conditions acceptable to the Agent (or equivalent substitute, as described in clause 19.3.1.2 above), provided that this covenant shall only be applicable until 31st December, 2014 in case the Borrowers have made all payments due hereunder from time to time and under any Security Documents and no Event of Default has occurred;

19.3.1.5	cause the Delivered Vessels to be managed by the Manager;

19.3.1.6	ensure that the Delivered Vessels are insured in accordance with the requirements of this Agreement and at all times comply with all terms and conditions of such Insurances;

19.3.1.7	maintain the Delivered Vessels with, or procure that the Delivered Vessel maintain the following class:

ABS: +A1 (E), Offshore Support Vessel AH, +AMS, *ACCU, Oil Recovery Capability Class 1, DPS-1, FiFi-II, TCM, UWILD,

and furthermore to be classed in the highest class for vessels of its kind with the Classification Society or with such other classification society as shall previously have been agreed to in writing by the Agent without any overdue recommendations or qualifications;

19.3.1.8	without prejudice to the aforesaid,

19.3.1.8.1	maintain the Delivered Vessels or procure that the Delivered Vessels be maintained in accordance with the highest standards of ship maintenance and operation for vessels of its kind;

19.3.1.8.2
ensure that the Agent and/or its agents are permitted to inspect the Delivered Vessel at all reasonable times, whereby the costs of one (1) inspection per year per Delivered Vessel shall be at the Borrowers cost, unless a Delivered Vessel has been repaired in a shipyard or there has occurred and is continuing an Event of Default: in these cases also the costs of further inspections shall be borne by the Borrowers;

19.3.1.8.3	promptly effect or cause to be effected at its expense all repairs and replacements as and when the Agent or the Classification Society may from time to time require the same;

19.3.1.8.4
not to remove material parts or material equipment from any of the Delivered Vessels unless replaced with equipment of the same or higher value and not to make material alterations, which would affect any of the Delivered Vessels’ class.

19.3.1.9
comply with all applicable  national and international laws, rules, regulations and orders of any governmental entity or administrative agency including, without limitation, constitutional provisions, statutes, decrees, treaties, laws, conventions and regulations having the force of law, applicable to the Borrowers or any of its businesses, properties or assets or the Delivered Vessels, including, but not limited to, the ISPS Code;

19.3.1.10
obtain promptly at any time or from time to time (as the case may be) and will at any time comply with the terms of and do all that is necessary to maintain in full force and effect all registrations, licenses, consents, approvals, authorizations and/or declarations required under any applicable law or regulation of any applicable jurisdiction to enable the Borrowers to lawfully enter into and perform its obligations hereunder and under the Security Documents to which they are a party and to ensure the legality, validity, enforceability or admissibility in evidence in all applicable jurisdictions of this Agreement and the Security Documents and furnish the Agent with a copies of the documents obtained in complying with this Clause;

19.3.1.11
if an Event of Default has occurred and the Lenders have accelerated the Loans, direct or cause to direct any of the Delivered Vessels or all of them to any destination or port as the Agent may request.

19.3.2
The Borrowers furthermore undertake to the Lenders that during the Security Period to comply or to procure that the Manager will comply within the requisite applicable time limits for vessels of same type, size, age and flag of the Delivered Vessels with the International Management Code for Safe Operation of Ships and for Pollution Prevention (as the same may be amended from time to time, the “ISM Code”) adopted by the International Maritime Organisation or any replacement of the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter,

19.3.2.1
to hold or to procure that the Manager holds, a valid Document of Compliance (being a document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code) duly issued to the Borrowers or the Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate (being a document issued to a vessel as evidence that the vessel operator and its shipboard management operate in accordance with an approved structured and documented system enabling the personnel of that vessel operator to implement effectively the safety and environmental protection policy of that vessel operator) duly issued to the Delivered Vessels pursuant to the ISM Code,

19.3.2.2	upon the Agent’s request, to provide the Agent with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued and after every renewal and

19.3.2.3	to keep or to procure that there is kept, on board of each Delivered Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate.

19.3.3	The Borrowers undertake to the Lenders that during the Security Period they will not

19.3.3.1	without the Agent’s prior written consent cancel, change, amend or modify any Charter;

19.3.3.2	enter into any bareboat charter contract regarding any of the Delivered Vessels other than those referred to in Clause 20;

19.3.3.3
create, incur or allow to exist over any of the Delivered Vessels any further hypothec, mortgage, charge, lien or pledge other than (a) the Hypothec, (b) liens for Taxes not delinquent or being contested in good faith, (c) liens for current crew’s wages and salvage, (d) liens covered by valid policies of insurance held by the Lenders and meeting the requirements of Clause 13, and (e) liens not covered by insurance, incurred in the ordinary course of business and not more than thirty (30) days past due;

19.3.3.4	without the Agent’s prior written consent permit any change of register, flag, Classification Society, ownership or management of any of the Delivered Vessels;

19.3.3.5	own, charter or manage any vessel other than the Vessels;

19.3.3.6	permit any of the Delivered Vessels to be operated in any way contrary to applicable law;

19.3.3.7	permit any of the Delivered Vessels to carry nuclear fuels or radioactive products or waste;

19.3.3.8	permit any of the Delivered Vessels to carry toxic waste;

19.3.3.9	permit any of the Delivered Vessels to carry arms or ammunition.

19.4	Reporting Covenants

The Borrowers undertake to the Lenders that during the Security Period they will

19.4.1
deliver to the Agent copies of the Borrowers’ Financial Statements, not later than 30th April of each year, for the first time until 30th April, 2009 for the business year 2008, and such other information (including financial information) as the Agent may from time to time reasonably require;

19.4.2
deliver to the Agent copies of the Borrowers’ unaudited semi annual financial results and cash flow projections, not later than ninety (90) days after the end of each half-year, for the first time until 30th March, 2009;

19.4.3
deliver to the Agent copies of each of the Corporate Guarantor’s Financial Statements, on a consolidated basis, not later than 30th September of each year, for the first time until 30th September, 2008 for the business year 2007, and such other information (including financial information) as the Agent may from time to time reasonably require regarding the Corporate Guarantor;

19.4.4	deliver to the Agent upon the Agent’s request, class certificates for hull and machinery and the Agent shall be permitted access to all reports, files and records of the Classification Society;

19.4.5	deliver to the Agent upon the Agent’s request, information as to the employment of the Delivered Vessels, such as charter contracts, operating expenses etc;

19.4.6
deliver to the Agent such financial information on the Borrowers and on the Corporate Guarantor, the Manager and such further information on the Delivered Vessels as the Agent may from time to time require;

19.4.7
promptly inform the Agent of any occurrence of which they become aware which in their reasonable opinion might adversely affect their ability to perform their obligations hereunder or under any Security Document to which they are a party or constitute an Event of Default;

19.4.8
promptly inform the Agent of any damage to or alteration of any of the Delivered Vessels exceeding the value of an amount in excess of the lesser of (i) five (5) percent of the amount for which the relevant Delivered Vessel is insured or (ii) Euros one million (EUR 1,000,000.00).

19.5	Covenants regarding Corporate Structure

The Borrowers further undertake to the Lenders that during the Security Period they will not without the prior written consent of the Agent:

19.5.1
allow any change in any of the Borrower’s corporate or shareholder structure to the effect that the Relevant Borrower ceases to be either partly owned by the Corporate Guarantor by a share of 25% directly or through an affiliated company accepted by the Agent or ceases to be a limited partnership;

19.5.2	allow any change of the General Partner, any change in the General Partner’s corporate or shareholder structure;

19.5.3	change the nature of any of the Borrowers’ business or commence any business other than the ownership and operation of the Delivered Vessels;

19.5.4	consolidate with or merge into any other corporation or merge any other corporation into any of the Borrowers.

20	BAREBOAT REGISTRATION

20.1
Approval to Bareboat Registration.  At the Borrowers’ request the Lenders are ready to consent to the Delivered Vessels being temporarily registered in the name of a Bareboat Charterer as a chartered bareboat in a ships registry under a flag acceptable to the Agent provided

20.1.1	the relevant Bareboat Charterer is a wholly owned and controlled subsidiary of the Relevant Borrower,

20.1.2
all necessary or advisable approvals, consents, permits, certificates of registry, etc. have been granted by the German and the relevant authorities of the flag state and have been produced to the Agent in original or certified true and complete copy and the following documents have been produced to the Agent:

20.1.2.1	evidence in writing that the relevant Bareboat Charterer is a wholly owned and controlled subsidiary of the Relevant Borrower,

20.1.2.2	with respect to each Delivered Vessel to be registered under the flag accepted by the Agent the documentation set out in Exhibit 11 attached hereto.

20.2	Lenders’ Reservation. The Lenders reserve the right to grant their consent under additional conditions and to revoke such consent whenever they deem necessary or advisable.

21	ACCOUNTS

21.1	Earnings Accounts. The Borrowers shall establish and maintain in their relevant names throughout the Security Period the Earnings Accounts with the Agent.

21.2	Costs of Operations. The Relevant Borrower shall be entitled to debit its Earnings Account with the Delivered Vessel’s current costs of operation.

21.3
Agent’s Authorisation.  The Borrowers hereby instruct and authorize the Agent, and the Agent is entitled to make use of this instruction upon its sole discretion, to debit the Earnings Account with the Repayment Instalments, the Interest Payments, and the payments of any cost or expenses to be borne by the Borrowers pursuant to this Agreement on their respective due dates.

21.4	Interest. Interest (at the rate applicable from time to time for the period the relevant deposit has been made) accruing on the Earnings Accounts shall be for the Borrowers’ credit.

21.5
Keeping Accounts.  The Agent shall maintain and keep accounts showing all sums due to the Lenders from the Borrowers and the amounts in such accounts and in the books of the Agent and/or the Lenders shall be conclusive, save for manifest error.

22	EVENTS OF DEFAULT

22.1	Single events of Default. Without prejudice to no. 26 paragraph 2 of the Agent’s general business conditions (Allgemeine Geschäftsbedingungen), in case:

22.1.1
any of the Borrowers fails to pay when due any instalment of principal or interest or other sum payable hereunder or under or pursuant to any of the Security Documents or other document relating to this Agreement; or

22.1.2	any of the Borrowers defaults in the performance or observance of any other obligation or term contained herein, in any of the Security Documents or other document relating to this Agreement; or

22.1.3	this Agreement or any of the Security Documents ceases in whole or in part to be valid, binding and enforceable; or

22.1.4
any representation, warranty or undertaking made in this Agreement or in any certificate, statement or other document delivered in connection with the execution and delivery hereof shall prove to have been incorrect, inaccurate or misleading in any material respect; or

22.1.5
there is any material adverse change in the financial situation of any of the Obligors and such occurrence in the opinion of the Agent makes it unlikely that the Obligors will be able to perform their obligations hereunder and/or under the Security Documents in the manner provided herein and for therein; or

22.1.6
any of the Borrowers ceases or threatens to cease to carry on its business or disposes or threatens to dispose of any substantial part of its assets or the same are seized or appropriated for any reason; or

22.1.7
any of the Obligors (other than the Manager) becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of a trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

22.1.8
any consent required for the performance by any of the Borrowers of its obligations hereunder or under any Security Document is revoked or is otherwise modified in a manner unacceptable to the Agent; or

22.1.9	the Loan or any portion thereof has not been utilized for its intended purpose; or

22.1.10
pursuant to a legal opinion given to the Agent and/or the Lenders by any of their counsels the validity and/or enforceability of this Agreement and or any Security Document may be subject to material doubt and if the Borrowers fail to comply within fourteen (14) days from receipt of the Agent’s written demand to remedy such material doubt to the Lenders satisfaction; or

22.1.11
any of the Borrowers is in default under any other agreement with the Lenders or any of them, or under any financing agreement to which the Borrowers, or any of them, is/are a party in which the Lenders or any of them is participating on the lenders’ side; or

22.1.12	any of the Borrowers is in default under any other financial agreement and the lender thereunder has cancelled such agreement and demanded early repayment; or

22.1.13	any of the Vessels is not delivered to the Relevant Borrower in due time in accordance with the terms of the Relevant Building Contract;

22.1.14	any Charter, the Pool Agreement, any Building Contract or Refund Guarantee is terminated, rescinded, invalid or unenforceable;

22.1.15	the performance by any of the Borrowers of its obligations under this Agreement, any of the Security Documents or any of the Master Agreement becomes illegal;

22.1.16
the Equity Provider 1 ceases to be a limited partner (Kommanditist) of each of the Borrowers (except for Borrowers 10, 11, and 12) holding at least seventy five (75) percent of each of the Borrower’s (except for Borrowers 10, 11 and 12) share capital;

22.1.17
the Equity Provider 2 ceases to be a limited partner (Kommanditist) of each of the Borrowers holding at least twenty five (25) percent of each of the Borrower’s share capital, unless the Equity Provider 2 transfers its shares in the Borrowers to an affiliated company accepted by the Agent;

22.1.18
the Equity Provider 3 ceases to be a limited partner (Kommanditist) of each of the Borrowers 10, 11 and 12 holding at least seventy five (75) percent of each of the Borrower’s 10, 11 and 12 share capital;

then, and in any such event and at any time thereafter, if any such event shall be continuing, the Lenders shall be entitled:

(i)
by written notice from the Agent to the Borrowers to declare the Loans immediately due and payable, whereupon the same shall become so payable in accordance together with interest accrued thereon and all other amounts payable hereunder and under the Security Documents; and/or

(ii)
by written notice from the Agent to the Borrowers to declare that the Commitment be cancelled, whereupon the same shall be cancelled and all amounts payable hereunder shall become immediately due and payable, provided, however, that in case of an event as set out in this Clause resulting from a breach of obligations arising from this Agreement, the Lenders shall be entitled to the rights set out in Subclause 22.1 (i) and Subclause 22.1 (ii) only after expiry, without result, of a reasonable period fixed for corrective action by the Borrowers or after a warning to the Borrowers has proved unsuccessful, unless this proviso can be dispensed due to the specific features of the particular case pursuant to Section 323 (2) and (3) of the German Civil Code (BGB), in particular, if the Borrowers definitely refuse performance or fail to render performance on a contractually fixed date or within a specified time-period.

23	ASSIGNMENT, TRANSFER AND SYNDICATION

23.1
Assignment by Borrowers.  The Borrowers shall not without the Lenders’ prior written consent assign all or part of their rights or transfer all or part of their obligations hereunder to any third party.

23.2
Assignment by Lenders to Branches.  The Lenders are entitled to assign, transfer (by way of Vertragsübernahme) pledge, and/or sub-participate their rights and obligations and the credit risk hereunder and under the Security Documents, in part or in full to any branch, wholly owned subsidiary or affiliate of such Lender.

23.3
Syndication.  The Lenders are entitled to assign, transfer (by way of Vertragsübernahme) pledge, and/or sub-participate their rights and obligations and the credit risk hereunder and under the Security Documents, in part or in full to any Lender or to any other third party (the “Syndicate Members” or, in case of an assignment and transfer (by way of Vertragsübernahme) the “New Lender”), provided, however, the Borrowers and SACE have given their prior written consent thereto in case such Syndicate Member or New Lender is not a Lender, such consent not to be unreasonably withheld.

23.4	Syndication Procedure. The procedure for the assignment and transfer (by way of Vertragsübernahme) shall be as described below.

23.4.1	In this Clause “Transfer Date” in a Transfer Certificate has the following meaning:

23.4.1.1	the Transfer Date which is specified in detail in the Transfer Certificate, or, if later,

23.4.1.2	the date on which the Agent signs the Transfer Certificate.

23.4.2	A transfer is effected if:

23.4.2.1	the transferring Lender and the New Lender furnish the Agent with a duly signed Transfer Certificate;

23.4.2.2	the Agent signs the Transfer Certificate; and

23.4.2.3	the New Lender has acceded to the Agency and Security Pooling Agreement.

23.4.3
Each party, including, but not limited to, the Borrowers, hereby grants the Agent an irrevocable power of attorney for the acceptance of the Transfer Certificate in its name and subject to release from the restrictions imposed by § 181 of the German Civil Code.

23.4.4	On the Transfer Date:

23.4.4.1	The New Lender assumes the rights and obligations of the transferring Lender, which, pursuant to the Transfer Certificate are the subject of the transfer; and

23.4.4.2	the transferring Lender is released from its relevant duties.

23.5
Assignment of rights to SACE.  With the implementation (Inanspruchnahme) of the SACE Guarantee, the rights to payment hereunder shall be directly and/or indirectly assigned to SACE either by operation of law or by will of the Lenders to the extent of any payments made by SACE under the SACE Guarantee as more closely described in the SACE Guarantee. It is hereby agreed that such assignment of rights is accepted by the Borrowers and will not require any other consent from them.

23.6
Disclosure.  The Lenders shall be entitled to disclose to any potential Syndicate Member, New Lender as well as — where relevant — to rating agencies, trustees, and accountants, such financial and other information regarding the Borrowers, the Loans, the collateral, the financial circumstances and other information, as the Lenders may deem reasonably necessary or appropriate in connection with the (potential) syndication, the assessment of the risk and the ongoing monitoring of the loan by any (potential) Syndicate Member or New Lender. Insofar the Lenders shall be released from any obligation of secrecy and from banking confidentiality. Where Syndicate Members, New Lenders, rating agencies, trustees and accountants are not already by law subject to rules of confidentiality, the Lenders shall require such Syndicate Members, New Lenders, rating agencies, trustees and accountants to sign a confidentiality agreement. The Lenders shall be entitled to release deal tables containing standard information for marketing purposes. Furthermore, the Lenders shall be entitled to inform each other and the Agent of any events or information of which they become aware affecting any of the Loans or the Security Documents. The Lenders shall be released from any obligation of secrecy and from banking confidentiality in this respect as well.

23.7
Borrowers Cooperation.  The Borrowers herewith irrevocably agree to the above-mentioned measures. To the extent the cooperation of the Borrowers shall be required in the course of syndication, the Borrowers will take all necessary steps, provided that this shall not result in any additional costs to them. The Borrowers undertake to and procure that each of third party sureties will, upon request of the Agent, participate and assist in a transfer of the security created by the Security Documents.

23.8
Binding Documents.  The Security Documents shall be binding upon, and shall inure to the benefit of, the Lenders and their relevant successors and assigns and their respective successors (in each case whether by merger, amalgamation, consolidation, take over or otherwise, and each such case a “Succession”), and each party hereby agrees that from the completion of the Succession the Agreement and the Security Documents shall be read and construed as if all references to the Lenders were references to the relevant successor. For the avoidance of doubt, the relevant successor shall not be a transferee or assignee for the purpose of the Security Documents but shall be (or shall be treated as) the same legal entity as the Lenders (or the relevant preceding successor, as the case may be).

24	APPLICABLE LAW, JURISDICTION

The terms and conditions set out in this Agreement shall unless otherwise specifically provided be governed by and construed in accordance with the laws of the Federal Republic of Germany and by the Borrowers’ acceptance hereof the Borrowers submit to the jurisdiction of the courts in Hannover, Federal Republic of Germany.

Nothing in this Clause shall affect the right of the Lenders to serve process in any manner permitted by law or limit the right of the enders to proceed against the Borrowers or any of them in any other jurisdiction.

25	JUDGEMENT CURRENCY

If in obtaining judgement in any court it becomes necessary or advisable for the Lenders to convert any amount owed pursuant hereto into another currency then such conversion shall be deemed to be made at the rate of exchange prevailing the day before the Lenders’ action is brought into court with prime banks in the country of such court. If in such case due to alterations of the exchange rate the amount finally received by the Lenders or any of them shall be insufficient to cover the amount owed in Euros then the Borrowers shall pay to the Lenders the amount required to compensate for such loss.

26	WAIVERS

Time is of the essence of this Agreement. No failure or delay on the part of the Lenders, the Mandated Lead Arranger and/or the Agent to exercise any power or right under this Agreement shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

27	INVALIDITY

In the event that this Agreement or any provision hereof or any of the documents or instruments which may from time to time be delivered hereunder or any provision thereof shall be deemed invalid by present or future law of any nation or by decision of any court this shall not affect the validity of this Agreement, such documents and instruments as a whole and in such case the parties hereto shall execute and deliver such other and further agreements and/or documents and/or instruments and such things as the Lenders in their reasonable discretion, may deem to be necessary to carry out the original intent of the parties to this Agreement.

28	SURVIVAL

All of the covenants, representations and warranties made herein or in any of the documents or instruments delivered pursuant hereto shall survive the making of the Loan and shall be binding upon the Borrowers until all obligations of the Borrowers arising pursuant to the terms of this Agreement and/or such documents or instruments delivered pursuant hereto have been paid and performed in full.

29	EFFECTUATION

The Borrowers undertake to take all such steps and actions that are within their power in order to execute and deliver all such further documents and instruments as may be necessary in the sole discretion of the Lenders to effectuate the intent of this Agreement.

The Lenders reserve the right to obtain legal opinions from their counsel in any relevant country as to the validity and enforceability of this Agreement and all documents and instruments delivered pursuant thereto and the Borrowers agree and undertake to take all such steps and actions including but not limited to any alterations thereto as may be deemed necessary by such opinion or opinions.

30	LANGUAGE

Any document to be delivered by the Borrowers to the Agent, the Mandated Lead Arranger and/or the Lenders pursuant to this Agreement shall be in German or English or accompanied by a German or an English translation. The Agent may request the Borrowers to have any such translation certified by an authorized translator.

31	COSTS AND EXPENSES

31.1
Costs and Expenses.  Unless otherwise stipulated herein, all costs and expenses and claims for damages of the Lenders, SACE, the Agent and/or the Mandated Lead Arranger which occur during the legal relations between these parties on the one side and the Borrowers on the other side and which are in relation to the Loans shall be borne by the Borrowers whether or not any Drawdown ultimately takes place and all costs and expenses and claims for damages incurred in the maintenance of the security created by this Agreement and the Security Documents or the actual or attempted enforcement at any time of the rights of the Lenders, SACE, the Agent and/or the Mandated Lead Arranger hereunder and thereunder shall be borne by the Borrowers. This refers especially to expenses for maintenance, safeguarding and insurance of the Vessels or for upkeep and security of the Hypothec, costs for lifting a seizure of the Vessels, costs incident to guarding and custody of the Vessels, costs for every evaluation requested by the Agent with regard to value and condition of the Vessels in case of an Event of Default of the Borrowers and the fees for outside attorneys or other persons commissioned by the Lenders, SACE, the Agent and/or the Mandated Lead Arranger. This also includes expenses incurred by the Lenders, SACE, the Agent and/or the Mandated Lead Arranger in connection with the drafting, preparation, execution, carrying out, enforcement or attempted enforcement of this Agreement and/or the Security Documents as well as costs for translations and for legal opinions.

All such costs and expenses have to be paid when due and payable according to the respective invoice, which will be notified by the Agent to the Borrowers. All amounts so disbursed or expended by the Lenders, SACE, the Agent and/or the Mandated Lead Arranger shall be subject to (a) the Default Rate from the day five (5) Banking Days after the Agent has requested refunding or repayment thereof from the Borrowers until the time of refunding or repayment or (b) the Default Rate from the day of disbursement until the time of refunding or repayment thereof, if the Agent has given notice of default hereunder.

31.2
Taxes. The Borrowers shall bear all Taxes which are levied in Germany and other countries on the capital, the repayment rates, the interest and other payments, today or in future related to the Loans except for Taxes charged in the Federal Republic of Germany on the income of the Lenders, the Agent and/or the Mandated Lead Arranger. This provision concerns all Taxes and dues of any kind, whether they have direct or indirect, personal or real character (as e.g. income tax, capital tax, trade tax and turnover tax), whether these Taxes be levied on the total income or the aggregate property of the Lenders as mortgagees or on the extraordinary income or property or on any portion of the income and property or for reason of any legal or real events. This Agreement must be understood in its broadest sense as to entitle the Lenders (who fix the rate of interest without regard to any Taxes in Germany or other countries and who has entered into this Agreement on the basis - inter alia - of receiving payments in full and free of any such Taxes), the Agent and/or the Mandated Lead Arranger to pass on the Taxes. The Taxes will be charged to, and promptly paid by the Borrowers also if for reason of any legal or authoritative regulations they are to be collected from the Lenders, the Agent and/or the Mandated Lead Arranger.

Such Taxes collected from the Lenders, the Agent and/or the Mandated Lead Arranger and must be reimbursed by the Borrowers immediately when the Borrowers are informed to this effect by the Agent. Any failure of the Borrowers as a result of the foregoing to remit to the Lenders, the Agent and/or the Mandated Lead Arranger full payments required hereunder shall not waive default for non-payments as defined under Clause 22 of this Agreement.

32	NOTICES AND TIME

32.1	Addresses. Any notice or other communication to be given pursuant hereto shall be by letter or registered letter or telefax and addressed

-	if to the Borrowers, to

the Borrowers
c/o HARTMANN OFFSHORE GMBH
Neue Straße 24
26789 Leer
Germany
Fax: +49-491-9995020

-	if to the Lenders, to the Agent:

NORDDEUTSCHE LANDESBANK GIROZENTRALE
Shipping and Aircraft Finance Department
Friedrichswall 10
30159 Hannover
Federal Republic of Germany
Fax:  +49-511-3614785,

or to such other address as either party may notify to the other in writing.

32.2
Form of Communicating.  Communications sent by telefax shall be effective when sent and if sent by letter shall be effective on receipt. Any communication by telefax from a party to the relevant other party/ies shall be confirmed by letter if so requested by the relevant party and the relevant party may (in its absolute discretion) refuse to act on any such communication pending receipt of such letter.

32.3
Receipt.  A notice or other communication received on a day which is not a Banking Day or after business hours in the place of receipt on a Banking Day shall be deemed to be served on the next following Banking Day in such place.

32.4
Authorisation.  Each Borrower irrevocably authorises each of the other Borrowers and the Manager (the “Representative”) to act on its behalf as its agent in relation to this Agreement and the Security Documents and irrevocably authorises:

32.4.1
the Representative on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions and to make any agreement capable of being made by it on its behalf under this Agreement and the Security Documents; and

32.4.2
each Lender to make any communication or deliver any document to be made or delivered to such Borrower pursuant to this Agreement and/or the Security Documents to the Representative on its behalf in accordance with this Clause, and in each such case, irrespective if such Representative has given express or implied statement to act as representative on behalf of such Borrower, such Borrower will be bound thereby as though such Borrower had itself supplied such information, given such notice and instructions or made such agreement or, as the case may be, as if such communication or document had been made or delivered to it in accordance with this Clause.

33	GENERAL CONDITIONS

33.1
Part of this Agreement.  The General Conditions are deemed to be part of this Agreement. By signing this Agreement, the Borrowers acknowledge that they received a copy of the General Conditions and agree that they shall be part of this Agreement.

33.2
Language.  The German wording of the General Conditions is binding in all respects and in the case of any conflict or divergence between the English translation and the German wording in any respect whatsoever, the German wording shall prevail and govern this Agreement.

33.3	Conflict. In case of conflict between this Agreement and the General Conditions the terms and conditions of this Agreement shall prevail over those of the General Conditions.

34	EXHIBITS

The Exhibits to this Agreement form an integral part of this Agreement and their terms shall accordingly be deemed to have been set out herein in full.

35	COUNTERPARTS

This Agreement may be executed in several counterparts and by each party hereto on a separate counterpart, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

(Remainder of page left blank intentionally)

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their duly authorized attorneys the day and year first above written.

THE LENDERS:

SIGNED by		)
	and	)

for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)	/s/

THE BORROWERS

SIGNED by		)
)
for and on behalf of		)	/s/

ATL OFFSHORE GMBH & CO. MS “JUIST” KG

ATL OFFSHORE GMBH & CO. MS “NORDERNEY” KG

ATL OFFSHORE GMBH & CO. “ISLE OF BALTRUM” KG

ATL OFFSHORE GMBH & CO. “ISLE OF LANGEOOG” KG

ATL OFFSHORE GMBH & CO. “ISLE OF AMRUM” KG

ATL OFFSHORE GMBH & CO. “ISLE OF SYLT” KG

ATL OFFSHORE GMBH & CO. “ISLE OF WANGEROOGE” KG

ATL OFFSHORE GMBH & CO. “ISLE OF NEUWERK” KG

ATL OFFSHORE GMBH & CO. “ISLE OF USEDUM” KG

ATL OFFSHORE GMBH & CO. “ISLE OF FEHMARN “ KG

ATL OFFSHORE GMBH & CO. “ISLE OF MEMMERT” KG

ATL OFFSHORE GMBH & CO. “ISLE OF MELLUM” KG

ACKNOWLEDGED BY:

THE CORPORATE GUARANTOR

Signed by	)
)
)
REEDEREI HARTMANN	)
GMBH & CO. KG	)	/s/

THE MANAGER

Signed by	)
)
HARTMANN OFFSHORE GMBH	)	/s/

SCHEDULES AND EXHIBITS

Schedule 1	List of Lenders and Participation

Schedule 2	List of Loans

Schedule 3	List of Borrowers, Building Contracts and Vessels

Schedule 4
and 4b	Synopsis of Construction Price Instalments and Tranches

Schedule 5	List of Conditions Precedent

Exhibit 1	Form of Drawdown Notice

Exhibit 2	Form of Guarantee Request

Exhibit 3	Form of Assignment of Building Contract

Exhibit 4	Form of Assignment of Refund Guarantee

Exhibit 5	Form of Corporate Guarantee

Exhibit 6	Form of Acknowledgement and Submission

Exhibit 7	Form of Assignment of Insurances by the Borrower

Exhibit 8	Form of Assignment of Insurances by the Assured(s)

Exhibit 9	Form of Assignment of Charter and other Earnings by the Borrower and the Bareboat Charterer

Exhibit 10	Form of Pledge of Earnings Account

Exhibit 11	Form of Bareboat Documentation

Exhibit 12	Form of Loss Payable Clause

Exhibit 13	Form of Broker’s Letter of Undertaking H+M

Exhibit 14	Form of Protection and Indemnity Association’s Letter of Undertaking

Exhibit 15	Manager’s Undertaking

Exhibit 16	Reimbursement Agreement

Exhibit 17	Form of Transfer Certificate

Exhibit 18	General Conditions of NORD/LB

Exhibit 19	Form of Letter of Undertaking and Indemnity